                                                                     EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                        BP EXPLORATION & PRODUCTION INC.

                                       AND

                               APACHE CORPORATION

                                      INDEX


ARTICLE 1. DEFINITIONS......................................................       1


  1.1 Definitions...........................................................       1

ARTICLE 2. SALE OF PROPERTIES...............................................      12


  2.1 Sale and Purchase.....................................................      12

  2.2 Purchase Price........................................................      12

  2.3 Performance Deposit...................................................      13

  2.4 State Water Properties................................................      13

ARTICLE 3. PREFERENTIAL RIGHTS..............................................      13


  3.1 Preferential Rights To Purchase.......................................      13

ARTICLE 4. TITLE REVIEW.....................................................      14


  4.1 Review of Title Records...............................................      14

  4.2 Alleged Title Defects.................................................      14

  4.3 Waiver................................................................      17

ARTICLE 5. INSPECTION OF PREMISES...........................................      17


  5.1 Inspection of Premises................................................      17

  5.2 Alleged Adverse Conditions............................................      18

  5.3 Waiver................................................................      20

ARTICLE 6. ACCOUNTING.......................................................      20


  6.1 Products..............................................................      20

  6.2 Revenues, Expenses and Capital Expenditures...........................      20

  6.3 Taxes.................................................................      21

  6.4 Credits...............................................................      21

  6.5 Miscellaneous Accounting..............................................      21

  6.6 Final Accounting Settlement...........................................      22

  6.7 Post-Final Accounting Settlement Revenues.............................      22

  6.8 Post-Final Accounting Settlement Expenses.............................      22

ARTICLE 7. LOSS, CASUALTY AND CONDEMNATION..................................      23


  7.1 Notice of Loss........................................................      23

  7.2 Casualty Loss.........................................................      23

ARTICLE 8. ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES...................      24


  8.1 Opportunity for Review................................................      24

  8.2 Seller's Indemnity With Respect to Retained Litigation................      24

  8.3 Seller's Non-Environmental Indemnity Obligation.......................      24

  8.4 Seller's Environmental Indemnity Obligation...........................      25

  8.5 Buyer's Non-Environmental Indemnity Obligation........................      25

  8.6 Buyer's Environmental Indemnity Obligation............................      26

  8.7 Notice of Claims......................................................      26

  8.8 Defense of Claims.....................................................      26

  8.9 No Duplication of Remedies............................................      27

  8.10  Other Contracts Between the Parties.................................      27

  8.11  Waiver of Certain Damages...........................................      27

ARTICLE 9. DISCLAIMERS......................................................      28


  9.1 Disclaimers...........................................................      28

  9.2 Disclaimer of Statements and Information..............................      28

ARTICLE 10. SELLER'S REPRESENTATIONS AND WARRANTIES.........................      28


  10.1  Seller's Representations and Warranties.............................      28

ARTICLE 11. BUYER'S REPRESENTATIONS AND WARRANTIES..........................      31


  11.1  Buyer's Representations and Warranties..............................      31

ARTICLE 12. ADDITIONAL COVENANTS............................................      32


  12.1  Subsequent Operations...............................................      32

  12.2  Rights of Non-Exclusive Use.........................................      32

  12.3  Buyer's Assumption of Obligations...................................      33

  12.4  Asbestos and NORM...................................................      33

  12.5  Plugging and Abandonment............................................      34

  12.6  Imbalances..........................................................      35

  12.7  Suspense Funds......................................................      36

  12.8  Sales Tax...........................................................      36

  12.9  Guaranty Agreement..................................................      37

  12.10 Transition Agreement................................................      37

  12.11 Third Party Technology..............................................      37

  12.12 Interim Period......................................................      38

  12.13 Operator Acts.......................................................      40

  12.14 Notification of Breaches............................................      40

  12.15 Delivery of Certain Information.....................................      41

  12.16 Financial Audit.....................................................      42

ARTICLE 13. HSR ACT.........................................................      43


  13.1  HSR Filings.........................................................      43

ARTICLE 14. PERSONNEL.......................................................      43


  14.1  Employees...........................................................      43

  14.2  Restriction on Solicitation.........................................      43

ARTICLE 15. CONDITIONS PRECEDENT TO CLOSING.................................      44


  15.1  Conditions Precedent to Seller's Obligation to Close................      44

  15.2  Conditions Precedent to Buyer's Obligation to Close.................      44

  15.3  Conditions Precedent to Obligation of Each Party to Close...........      45

ARTICLE 16. THE CLOSING.....................................................      46


  16.1  Closing.............................................................      46

  16.2  Seller's Obligations at Closing.....................................      46

  16.3  Buyer's Obligations at Closing......................................      48

ARTICLE 17. TERMINATION.....................................................      49


  17.1  Grounds for Termination.............................................      49

  17.2  Effect of Termination...............................................      49

  17.3  Dispute over Right to Terminate.....................................      49

  17.4  Confidentiality.....................................................      50

ARTICLE 18. ARBITRATION.....................................................      51


  18.1  Arbitration.........................................................      51

ARTICLE 19. MISCELLANEOUS...................................................      51


  19.1  Notices.............................................................      51

  19.2  Costs and Post-Closing Consents.....................................      52

  19.3  Brokers, Agents and Finders.........................................      52

  19.4  Records.............................................................      53

  19.5  Further Assurances..................................................      54

  19.6  Survival of Certain Obligations.....................................      54

  19.7  Amendments and Severability.........................................      54

  19.8  Successors and Assigns..............................................      55

  19.9  Headings............................................................      55

  19.10 Governing Law.......................................................      55

  19.11 No Partnership Created..............................................      55

  19.12 Public Announcements................................................      55

  19.13 No Third Party Beneficiaries........................................      55

  19.14 Waiver of Consumer Rights...........................................      55

  19.15 Redhibition Waiver..................................................      56

  19.16 UTPCPL Waiver.......................................................      56

  19.17 Not to be Construed Against Drafter.................................      56

  19.18 Indemnities and Conspicuousness of Provisions.......................      56

  19.19 Possible Exchange...................................................      56

  19.20 Recordation.........................................................      56

  19.21 Execution in Counterparts...........................................      57

  19.22 Entire Agreement....................................................      57

                                    EXHIBITS

EXHIBIT "A" -    PROPERTIES AND ALLOCATIONS OF PURCHASE PRICE

EXHIBIT "A-1" -  EASEMENTS

EXHIBIT "B" -    EXCLUDED PROPERTIES

                 ANNEX 1 - RESERVED DEEP RIGHTS

EXHIBIT "C" -    LITIGATION

EXHIBIT "D-1" -  ASSIGNMENT AND BILL OF SALE - TEXAS

EXHIBIT "D-2" -  ASSIGNMENT AND BILL OF SALE - LOUISIANA

EXHIBIT "E" -    CERTIFICATE

EXHIBIT "F" -    LETTERS IN LIEU

EXHIBIT "G" -    NON-FOREIGN AFFIDAVIT

EXHIBIT "H" -    TRANSITION AGREEMENT

EXHIBIT "I" -    GUARANTY AGREEMENT

EXHIBIT "J" -    FORM OF ASSIGNMENT OF RECORD TITLE INTEREST

EXHIBIT "K" -    FORM OF ASSIGNMENT OF OPERATING RIGHTS

EXHIBIT "L" -    FORM OF PREFERENTIAL RIGHTS LETTER

EXHIBIT "M" -    FORM OF OPERATING AGREEMENT

                 Exhibit "A" - Operator, Description of Leases,
                               Division of Interests, and Notification
                               Addresses
                 Exhibit "B" - Insurance Provisions
                 Exhibit "C" - Accounting Procedure
                 Exhibit "D" - Non-discrimination Provisions
                 Exhibit "E" - Gas Balancing Agreement
                 Exhibit "F" - Memorandum of Operating Agreement
                               and Financing Statement
                 Exhibit "G" - Area of Mutual Interest
                     Schedule 1 (Grand Isle 20 Prospect)
                     Schedule 1 (West Delta 40/42 Prospect)

EXHIBIT "N"  -   FORM OF SEISMIC LICENSE

                                    SCHEDULES

CONDITIONS ASSOCIATED WITH PROPERTIES                                    1.1.6

BP AMERICA PROPERTIES                                                   1.1.12

NON-CONSENT OPERATIONS                                                  1.1.33

DEFAULTS UNDER MATERIAL CONTRACTS                                       10.1.7

COMPLIANCE WITH LAWS                                                    10.1.9

MARKETING CONTRACTS                                                    10.1.11

PLUGGING AND ABANDONMENT                                               10.1.13

JOINTLY USED FACILITIES                                                   12.2

                           PURCHASE AND SALE AGREEMENT


THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") dated January 11, 2003, is between BP EXPLORATION & PRODUCTION INC., a Delaware corporation, with an office at 501 WestLake Park Boulevard, Houston, Texas 77079 ("SELLER") and APACHE CORPORATION, a Delaware corporation, with an office at 2000 Post Oak Blvd., Suite 100, Houston, Texas 77056-4400 ("BUYER") (individually, a "PARTY" and collectively, the "PARTIES".)

WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and accept Seller's interests in certain oil and gas properties and related assets; and

WHEREAS, the Parties have reached agreement regarding the sale and purchase,

NOW, THEREFORE, for and in consideration of the mutual covenants herein, the Parties agree to all the terms and conditions in this Agreement:

                             ARTICLE 1. DEFINITIONS

1.1 Definitions. Unless provided otherwise in this Agreement, each capitalized term in this Agreement has the meaning given to it in this Article. All defined terms include the singular and the plural. All references to Articles refer to Articles in this Agreement, and all references to Exhibits and Schedules refer to the Exhibits and Schedules attached to and made a part of this Agreement. When a term is defined as one part of speech (e.g., noun), any other part of speech (e.g., verb) with respect to the term has a comparable meaning.

      1.1.1 "AAA" has the meaning given it in Article 18.1.

      1.1.2 "ACCOUNTING REFEREE" means the accounting firm of Deloitte & Touche LLP or any other nationally recognized United States based accounting firm on which the Parties agree in writing.

      1.1.3 "ADJUSTED PURCHASE PRICE" shall have the meaning given to it in
      Article 2.2.

      1.1.4 "AFFILIATE" means any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. For the purpose of this definition, the term "control" means ownership of fifty percent (50%) or more of voting rights (stock or otherwise) or ownership interest.

      1.1.5 "AGREEMENT" has the meaning given it in the introductory paragraph of this Agreement.

      1.1.6 "ALLEGED ADVERSE CONDITION" means any of the following individual conditions associated with the Properties and asserted by Buyer in accordance with Article 5.2, other than any such condition disclosed on
      Schedule 1.1.6, which individually (i) has an adverse effect on the value of the Properties exceeding one million United States dollars (US $1,000,000) and, (ii) if curable, has a cost to cure exceeding one million United

\      States dollars (US $1,000,000), in each case net to Seller's interests in the Properties affected by such individual Alleged Adverse Condition:

      (a) Any environmental condition not in compliance with existing Environmental Laws;

      (b) Any Contract, other than an operating agreement or unit agreement disclosed to Buyer on or prior to December 30, 2002 in the Indigo Pool dataroom for the sale of the Properties, whose terms would have a material adverse effect on Buyer's ability to operate the Properties as operated as of the Effective Time or any Contract (or failure to have a Contract in place prior to Closing) that would increase the Charges borne by the owner of the Properties or reduce the revenues received by the owner of the Properties relative to the Financial Model;

      (c) Any Equipment not in compliance with applicable Laws or incapable of performing consistently with Seller's practices as of the Effective Time; or

      (d) Any omissions from any of the lists supplied pursuant to Articles 12.15(b), (c) and (d).

      1.1.7 "ALLEGED TITLE DEFECT" means an individual Title Defect associated with one or more Real Properties described on Exhibit "A" and/or one or more easements, rights-of-way, servitudes or subsurface leases included in the Real Properties but not described on Exhibit "A" that (a) is asserted by Buyer in accordance with Article 4.2, and (b) individually (i) has an adverse effect on the value of such Real Properties (including any increase in the negative value of any Property with a negative Buyer's Allocation) exceeding five hundred thousand United States dollars (US $500,000) and (ii) if curable, has a cost to cure exceeding five hundred thousand United States dollars (US $500,000), in each case net to Seller's interests in all Real Properties affected by such individual Title Defect.

      1.1.8 "AMI" means any of the Areas of Mutual Interest described in the Operating Agreement attached hereto as Exhibit "M" with respect to those Excluded Properties described in paragraph 1 of Exhibit "B".

      1.1.9 "ARBITRABLE DISPUTE" means, except as set forth below, any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question between Buyer and Seller arising out of or relating to this Agreement or alleged breach hereof, or relating to matters that are the subject of this Agreement or the relationship between the Parties under this Agreement, regardless of whether (a) extra-contractual in nature, (b) sounding in contract, tort or otherwise,
      (c) provided for by Law or otherwise, or (d) would result in damages or any other relief, whether at law, in equity or otherwise; provided that "ARBITRABLE DISPUTE" does not include disputes that by the terms of this Agreement (i) shall be determined by the Accounting Referee, (ii) relate to breach of confidentiality obligations, or (iii) concern either Party's failure or refusal to Close when required by this Agreement, right to terminate this Agreement, or termination of this Agreement.

      1.1.10 "ASSIGNMENT AND BILL OF SALE" means a document in the form of Exhibit "D".

      1.1.11 "BP AMERICA" means BP America Production Company.

      1.1.12 "BP AMERICA PROPERTIES" means the Properties currently held by BP America, as described in Schedule 1.1.12.

      1.1.13 "BUSINESS DAY" means between 8:00 a.m., Central Time and 4:00 p.m., Central Time, on a Day when federally chartered banks in the State of Texas are generally open for business.

      1.1.14 "BUYER" has the meaning set forth in the introductory paragraph of this Agreement.

      1.1.15 "BUYER GROUP" means each and all of: (a) Buyer and its officers, directors, agents, consultants and employees, and (b) Buyer's Affiliates and their officers, directors, agents, consultants and employees.

      1.1.16 "BUYER'S ACQUISITION TEAM" means Richard D. Black (Corporate Counsel), John J. Christmann, IV (Director, Business Development), Eric L. Harry (Vice President, Associate General Counsel and Assistant Secretary), Jon Jeppesen (Regional Vice President- Gulf Coast), and Dominic Ricotta (Corporate Counsel).

      1.1.17 "BUYER'S ALLOCATIONS" means Buyer's allocation of the Purchase Price among the Properties as set forth on Exhibit "A".

      1.1.18 "BUYER'S REPRESENTATIVES" has the meaning given to it in Article
      5.1.

      1.1.19 "CASUALTY LOSS" means physical damage to the Properties that (a) occurs between execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, downhole failure (including: (i) failures arising or occurring during drilling or completing operations; (ii) junked or lost holes; or (iii) sidetracking or deviating a well) or reservoir changes; and (c) exceeds one million United States dollars (US $1,000,000).

      1.1.20 "CERTIFICATE" means a document in the form of Exhibit "E".

      1.1.21 "CHARGES" means (a) invoices or bills received under Contracts in the ordinary course of business; other ordinary course of business charges for acquiring and maintaining material, equipment, other personal property and fixtures, services, easements, rights-of-way, servitudes, subsurface leases, licenses and permits; costs of utilities and insurance; and directly chargeable salaries, wages and employee benefits, (b) producing, drilling and construction overhead costs, and (c) taxes and assessments of governmental authorities (other than income taxes, and Sales Tax, if any, on the transactions contemplated by this Agreement), which are in each case attributable to the Properties, but excluding without limitation (i) Non-Environmental Claims, (ii) obligations to plug and abandon wells, dismantle platforms and other Equipment and clear sites and/or restore the seabed, (iii) obligations under Environmental Laws, including Environmental Claims, (iv) Imbalances, (v) royalty payment obligations, (vi) obligations to pay to Third Parties any Suspense Funds delivered to Buyer pursuant to Article 12.7, (vii) Casualty Losses or other physical damage to the Properties, and (viii) claims for indemnification or reimbursement from any Third Party with respect to items excluded from the definition of "Charges."

      1.1.22 "CLAIM NOTICE" means a notice of Claim provided in accordance with
      Article 8.7.

      1.1.23 "CLAIMANT" has the meaning set forth in Article 18.1.

      1.1.24 "CLAIMS" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation), whether known or unknown, and whether an Environmental Claim or a Non-Environmental Claim, that are brought by or owed to a Third Party.

      1.1.25 "CLOSING" means consummation of the transactions contemplated herein, including execution and delivery of all documents and other consideration as provided in this Agreement.

      1.1.26 "CLOSING DATE" means, subject to Article 17.1, (a) the later of (i) March 31, 2003 or (ii) five (5) Business Days after all conditions precedent in Articles 15.1, 15.2 and 15.3 have been satisfied or waived, or (b) any other date agreed by the Parties in writing.

      1.1.27 "CLOSING PAYMENT" has the meaning set forth in Article 16.1.

      1.1.28 "CLOSING STATEMENT" refers to the document described in Article
      16.1.

      1.1.29 "COMPUTED INTEREST" means simple interest at a rate per annum equal to (i) four and one-quarter percent (4.25%) for any period through and including February 28, 2003 and (ii) one and four-tenths percent (1.4%) for any period after February 28, 2003, but in no event greater than the maximum rate of interest allowed by applicable Law.

      1.1.30 "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated December 5, 2002, between Seller and Buyer, as amended December 11, 2002, and as may be further amended from time to time.

      1.1.31 "CONTRACTS" has the meaning given to it in the definition of "Properties".

      1.1.32 "DAY" means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

      1.1.33 "DEFENSIBLE TITLE" means the title to the Real Properties held by Seller that (except for the Permitted Encumbrances):

      (a) entitles Seller to receive, as of the Effective Time, not less than the Net Revenue Interests set forth on Exhibit "A" of all oil, gas and associated liquid and gaseous hydrocarbon substances produced, saved and marketed from those leases, wells or units set forth on Exhibit "A", except decreases resulting from operations where Seller is a non-consenting party that are reflected in the Financial Model or disclosed on Schedule 1.1.33 and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries;

      (b) obligates Seller to bear, as of the Effective Time, not greater than the Working Interest share set forth on Exhibit "A" of costs and expenses associated with ownership, operation, maintenance and repair of those leases, wells or units set forth on Exhibit "A", unless, in the case of a Property having a positive Buyer's Allocation, there is a corresponding and proportionate increase in the associated Net Revenue Interests, or unless such increase results from contribution requirements with respect to defaulting co-owners (providing that there is a corresponding and proportionate right to receive the proceeds of the defaulting co-owner's share of production while it remains in default); and

      (c)   is free of liens, claims and encumbrances.

      1.1.34 "EFFECTIVE TIME" as to each Property, means January 1, 2003, at 7:00 a.m., local time where the Property is located.

      1.1.35 "ENVIRONMENTAL CLAIMS" means all Claims based on breach of Environmental Laws; provided that only with respect to Claims for which Seller owes an obligation of indemnity to Buyer, the term "Environmental Claims" is limited to Claims based on breach of Environmental Laws as such Laws were in effect on the Effective Time.

      1.1.36 "EQUIPMENT" has the meaning given to it in the definition of "Properties".

      1.1.37 "ENVIRONMENTAL LAWS" means any and all Laws that relate to (a) prevention of pollution or environmental damage, (b) removal or remediation of pollution or environmental damage, or (c) protection of the environment.

      1.1.38 "EXCLUDED PROPERTIES" means the properties set forth in Exhibit "B" or otherwise excepted, reserved or retained by Seller (or, as applicable, its Affiliates) under the terms of this Agreement.

      1.1.39 "FINAL ACCOUNTING SETTLEMENT" means the post-Closing accounting activities conducted in accordance with Article 6.6. The Final Accounting Settlement shall be conducted in accordance with generally accepted accounting principles and consistent with Seller's practices with respect to the Properties on the date of this Agreement.

      1.1.40 "FINAL ACCOUNTING STATEMENT" means a statement prepared by Seller and delivered to Buyer in accordance with Article 6.6 setting forth the final calculation of the Adjusted Purchase Price.

      1.1.41 "FINANCIAL MODEL" means the Excel model named "GOM shelf properties projection model.xls", dated as of December 12, 2002 and included in the IndigoPool dataroom for the sale of the Properties.

      1.1.42 "GUARANTY AGREEMENT" means (if applicable under the terms of this Agreement) that certain Guaranty Agreement in the form of Exhibit "I" dated as of the date hereof.

      1.1.43 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      1.1.44 "IMBALANCE" means over-production or under-production or over-deliveries or under-deliveries with respect to oil or gas produced from or allocated to the Properties, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location.

      1.1.45 "INCLUDING", whether or not capitalized, means including without limitation.

      1.1.46 "INDEMNIFIED PARTY" has the meaning set forth in Article 8.7.

      1.1.47 "INDEMNIFYING PARTY" has the meaning set forth in Article 8.7.

      1.1.48 "INTERIM PERIOD" means the period between the date of this Agreement and the Closing Date.

      1.1.49 "KNOWLEDGE" (whether or not capitalized) means, in the case of Seller, the actual knowledge of Seller's Disposition Team and, in the case of Buyer, the actual knowledge of Buyer's Acquisition Team.

      1.1.50 "LAWS" means any and all laws, statutes, codes, ordinances, permits, licenses, authorizations, decrees, orders, judgments, rules or regulations (including, for the avoidance of doubt, Environmental Laws) that are promulgated, issued or enacted by a governmental entity or authority having appropriate jurisdiction of the Property or the Parties.

      1.1.51 "LETTERS-IN-LIEU" means a document in the form of Exhibit "F" in connection with oil production from the Properties.

      1.1.52 "MATERIAL ADVERSE EFFECT" means, with respect to any individual breach of representation or warranty, that such breach would have an adverse effect on the value of the Properties exceeding one million United States dollars ($1,000,000).

      1.1.53 "MMS" means the Minerals Management Service of the United States.

      1.1.54 "NET REVENUE INTERESTS" means the "Net Revenue Interests" set forth in Exhibit "A".

      1.1.55 "NON-ENVIRONMENTAL CLAIMS" means all Claims other than (i) Environmental Claims and (ii) invoices or bills received under Contracts in the ordinary course of business; other ordinary course of business charges for acquiring and maintaining material, equipment, other personal property and fixtures, services, easements, rights-of-way, servitudes, subsurface leases, licenses and permits; costs of utilities and insurance;

      directly chargeable salaries, wages and employee benefits; producing, drilling and construction overhead costs; and taxes and assessments of governmental authorities.

      1.1.56 "NON-FOREIGN AFFIDAVIT" means a document in the form of Exhibit
      "G".

      1.1.57 "NORM" means naturally occurring radioactive materials.

      1.1.58 "OPERATING AGREEMENTS" means operating agreements with respect to those Excluded Properties and related AMI's described in item 1 of Exhibit "B", each substantially in the form of Exhibit "N."

      1.1.59 "OPERATING REVENUES" means sales proceeds attributable to oil, gas and other hydrocarbons produced from the Properties, net of royalties, excise, severance and other production taxes, and marketing costs (which include for purposes of this definition, among other things, costs of gathering, treating, processing, compression, and transportation), to the extent such items are not treated as "Charges" under Article 6, and all other operating revenues attributable to the Properties, including producing, drilling and construction overhead receipts under operating agreements with Third Parties.

      1.1.60 "PARTIES" has the meaning given it in the introductory paragraph of this Agreement.

      1.1.61 "PARTY" has the meaning given it in the introductory paragraph of this Agreement.

      1.1.62 "PERFORMANCE DEPOSIT" has the meaning given it in Article 2.3.

      1.1.63 "PERMITTED ENCUMBRANCES" means any and all:

      (a) royalties, overriding royalties, sliding scale royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests to less than that set forth in Exhibit "A" or increase the Working Interests above that set forth in Exhibit "A" without a corresponding and proportionate increase in the associated Net Revenue Interests;

      (b) consents to assignment and similar contractual provisions affecting the Properties, as set forth on the list delivered pursuant to
            Article 12.15(c)(ii); provided that, with respect to transfers or assignments to Seller or its predecessors, such consents have been obtained prior to Closing;

      (c) preferential rights to purchase and similar contractual provisions affecting the Properties, as set forth on the lists delivered pursuant to Articles 12.15(b)(ii) and 12.15(c)(i); provided that, with respect to transfers or assignments to Seller or its predecessors, such preferential rights have expired or been waived prior to Closing;

      (d) rights to consent by, required notices to, and filings with a governmental entity or authority associated with the conveyance of the Properties pursuant hereto which are obtained by Closing or are customarily obtained post-closing;

      (e) rights reserved to or vested in a governmental entity having jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of such governmental entities or authorities;

      (f) easements, rights-of-way, servitudes, sub-surface leases, equipment, pipelines, and utility lines on, over and through the Properties, provided that they do not materially interfere with the operation of the Properties in the manner such operations were conducted as of the Effective Time;

      (g) terms and conditions of unitization, communitization, and pooling agreements, and any other agreements affecting the Properties, provided that they do not (i) reduce Seller's Net Revenue Interests to less than that set forth on Exhibit "A" or increase Seller's Working Interests above that set forth on Exhibit "A" without a corresponding and proportionate increase in the associated Net Revenue Interests, or (ii) materially interfere with the operation of the Properties in the manner such operations were conducted as of the Effective Time;

      (h) terms and conditions of governmental licenses and permits affecting the Properties;

      (i) liens for taxes or assessments not yet delinquent or, if delinquent, being contested by Seller in good faith in the normal course of business; provided, however, this provision will not diminish or affect in any way the Parties' rights and obligations under Article
            6.3 or under the indemnities in Article 8 of this Agreement;

      (j) liens of operators relating to obligations not yet delinquent or, if delinquent, being contested by Seller in good faith in the normal course of business; provided, however, this provision will not diminish or affect in any way the Parties' rights and obligations under Article 6.2 or under the indemnities in Article 8 of this Agreement;

      (k) matters that would otherwise be Alleged Title Defects but that do not meet the individual threshold set forth in Article 1.1.7, provided that this clause (k) shall not apply for purposes of Seller's special warranty of title in Article 10.1.6;

      (l)   matters that Buyer waives in writing;

      (m)   litigation or claims referenced in Exhibit "C";

      (n) production, gathering, processing and transportation related gas imbalances associated with the Properties;

      (o) Alleged Title Defects consisting of failure to file any instrument in Seller's chain of title in the records of any adjoining county or parish, so long as the instrument in question is filed with the MMS;

      (p)   matters specifically listed on Exhibit "A" or otherwise disclosed on
            Schedule 1.1.6 to this Agreement; and

      (q) such defects or irregularities in the title to the Properties that do not materially interfere with the ownership, operation, value or use of the Properties affected thereby and that would not be considered material when applying general standards in the oil and gas industry.

      1.1.64 "PROPERTIES" means all of Seller's (or in the case of the BP America Properties, BP America's) right, title and interests (real, personal, mixed, contractual or otherwise) in, to and under or derived from the following:

      (a) all oil and gas leasehold interests, royalty interests, overriding royalty interests, mineral interests, production payments, and net profits interests that are attributable to the interests described in Exhibit "A" (irrespective of the Working Interests or Net Revenue Interests set forth on Exhibit "A"), and the production of oil, gas or other hydrocarbon substances attributable thereto;

      (b) all unitization, communitization and pooling declarations, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having jurisdiction) to the extent they relate to any of the interests described in Exhibit "A", or the production of oil, gas or other hydrocarbon substances attributable thereto;

      (c) all product sales contracts, processing contracts, gathering contracts, transportation contracts, farm-in and farm-out contracts, areas of mutual interest, operating agreements, balancing contracts and other contracts, agreements and instruments to the extent they relate to any of the interests described in Exhibit "A", or the production of oil, gas or other hydrocarbon substances attributable thereto (collectively, the "CONTRACTS");

      (d) all easements, rights-of-way, servitudes, and subsurface leases, to the extent they relate to the interests described on Exhibit "A", including the easements, rights-of-way, servitudes and subsurface leases described in Exhibit "A-1" attached hereto;

      (e) all tangible personal property, equipment, improvements, and fixtures (collectively, the "EQUIPMENT"), and all other personal property and appurtenances, to the extent situated upon and primarily used, or situated upon and held primarily for use, by Seller in connection with ownership, operation, maintenance or repair of the Real Properties, or production of oil, gas or other hydrocarbon substances attributable thereto, including all wells (whether producing, shut-in, injection, disposal, water supply or plugged and abandoned), gathering and processing systems, platforms, pipelines, compressors, meters, tanks, equipment, machinery, tools, permits, and licenses;

      (f)   all Imbalances;

      (g)   Suspense Funds, to the extent provided in Article 12.7;

      (h)   the Records; and

      (i) all partnerships (tax, state law or otherwise) affecting any Properties.

      The term "Properties" does not include the Excluded Properties.

      1.1.65 "PURCHASE PRICE" has the meaning set forth in Article 2.2.

      1.1.66 "REAL PROPERTIES" means those Properties consisting of interests in oil, gas and/or other hydrocarbon reserves in place or otherwise classified as real property under applicable property Law.

      1.1.67 "RECORDS" means, except as otherwise provided under the terms of this Agreement, Seller's (or, in the case of the BP America Properties, BP America's) original books, records, files, data, information, drawings and maps to the extent related to the Properties (including electronic copies of all computer records where available, contract files, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), production records, engineering files and environmental records); provided, however, Buyer acknowledges that Seller images and retains Records in electronic format, and may provide imaged or electronic Records rather than originals of seismic data and of data not maintained in hard copy form, and further provided that "Records" shall not include any Excluded Properties, and with respect to seismic data the Records shall consist of the proprietary Transferable Seismic Data pursuant to licenses in substantially the form of Exhibit "N" and, where applicable under Article 12.11, copies of licensed Transferable Seismic Data.

      1.1.68 "RESPONDENT" has the meaning set forth in Article 18.1.

      1.1.69 "SALES TAX" means any and all transfer, sales, gross receipts, compensating use, use or similar taxes, and any associated penalties and interest.

      1.1.70 "SELLER" has the meaning set forth in the introductory paragraph of this Agreement.

      1.1.71 "SELLER GROUP" means each and all of: (a) Seller and its officers, directors, agents, consultants and employees, and (b) Seller's Affiliates and their officers, directors, agents, consultants and employees.

      1.1.72 "SELLER'S DISPOSITION TEAM" means John Kaffenes (Manager, Mergers and Acquisitions), Shawn Conner (Director Business Development, Gulf of Mexico Shelf), David Brumfield (Project Manager, Mergers and Acquisitions), Hunter Rowe (Asset

      Manager, Gulf of Mexico Shelf), Randy Joseck (Commercial Team Lead, Gulf of Mexico Shelf), Susan Starr (Performance Unit Leader, Gulf of Mexico Shelf), Kent Wells (VP and Business Unit Leader, Gulf of Mexico Shelf) and Sara Reilly (Managing Attorney).

      1.1.73 "SUSPENSE FUNDS" means proceeds of production, and penalties and interest with respect thereto, payable to Third Parties but held in suspense by Seller as operator of any of the Properties.

      1.1.74 "THIRD PARTY" means any person or entity, governmental or otherwise, other than Seller, Buyer, and their respective Affiliates.

      1.1.75 "TITLE BENEFIT" means any right, circumstance or condition that is asserted in accordance with Article 4.2 and that operates to (i) increase the Net Revenue Interest of Seller in any Real Property described on Exhibit "A" having a positive Buyer's Allocation above the Net Revenue Interest set forth in Exhibit "A", without causing a greater than proportionate increase in the Working Interest above that shown in Exhibit "A", (ii) decrease the Working Interest of Seller in a Real Property described on Exhibit "A" having a positive Buyer's Allocation below the Working Interest set forth in Exhibit "A" without decreasing the Net Revenue Interest for such Real Property below that shown in Exhibit "A", or (iii) decrease the Working Interest of Seller in any Real Property described on Exhibit "A" having a negative Buyer's Allocation below the Working Interest set forth in Exhibit "A", without causing a greater than a proportionate decrease in the Net Revenue Interest below that shown in Exhibit "A", which in each case increases the value of the Real Properties (including any reduction in the negative value of any Real Property with a negative Buyer's Allocation) by more than five hundred thousand United States dollars (US $500,000) net to Seller's interests in the Real Properties affected by any such individual Title Benefit.

      1.1.76 "TITLE DEFECT" means an (a) individual defect in Seller's title to one or more Real Properties described on Exhibit "A" and/or one or more easements, rights-of-ways, servitudes or subsurface leases included in the Real Properties but not described on Exhibit "A", or (b) inaccuracy in the Working Interests or Net Revenue Interests for such a Real Property (where such Working Interests or Net Revenue Interests are stated on Exhibit "A"), that in either case would cause Seller not to have Defensible Title.

      1.1.77 "TRANSFERABLE SEISMIC DATA" means Seller's proprietary and licensed seismic data covering the Properties or AMI and extending not more than one mile beyond the boundaries thereof provided that such data shall not include data the transfer or disclosure of which is restricted by the terms of any Third Party agreement unless consent to such transfer or disclosure has been obtained, and shall not include the codes for processing such data.

      1.1.78 "TRANSITION AGREEMENT" means a document in the form of Exhibit "H".

      1.1.79 "TRANSITION PERIOD" has the meaning set forth in the Transition Agreement.

      1.1.80 "WORKING INTERESTS" means the "Working Interests" set forth in Exhibit "A".

                          ARTICLE 2. SALE OF PROPERTIES

2.1 Sale and Purchase. On the Closing Date, but effective as of the Effective Time, and upon the terms and conditions of this Agreement: (a) Seller (and, with respect to the BP America Properties, BP America) shall sell, assign and convey the Properties to Buyer, and (b) Buyer shall purchase and accept the Properties from Seller (and BP America); provided, however, Seller (and, if applicable, BP America) expressly excepts, reserves and retains, unto itself, its Affiliates, successors and assigns the Excluded Properties.

2.2 Purchase Price. The total purchase price, subject to adjustments as described below, that Buyer shall pay Seller (on behalf of Seller and BP America) for the Properties is Six Hundred Seventy Million United States Dollars (US $670,000,000) ("PURCHASE PRICE"), payable in full at Closing in immediately available funds. The Purchase Price shall be adjusted as follows:

      (a) Increased by Computed Interest for the period from the Effective Time through the Closing Date;

      (b) Decreased by the amount of Operating Revenues to which Buyer is entitled under Article 6.2 but which are collected and retained by Seller;

      (c) Increased by US $450,000 per month (pro-rated on a daily basis for any partial month) pursuant to Article 6.2(b);

      (d) Increased by the amount of Charges for which Buyer is responsible under Article 6.2 but which are paid by Seller;

      (e) Decreased by the amount of Charges for which Seller is responsible under Article 6.2 but which are paid by Buyer;

      (f)   Increased by amounts to which Seller is entitled pursuant to Article
            6.1 with respect to inventory;

      (g) Increased by the amount of taxes and assessments for which Buyer is responsible under Article 6.3 but which are paid by Seller;

      (h) Decreased by the amount of taxes or assessments for which Seller is responsible under Article 6.3 but which are paid by Buyer;

      (i)   Increased by amounts owing by Buyer pursuant to Article 6.4;

      (j)   Increased or decreased, as appropriate, pursuant to Article 6.5;

      (k) Decreased by the agreed or arbitrated net adjustment, if any, for Alleged Title Defects pursuant to Article 4.2, and increased by the agreed or arbitrated net adjustment, if any, for Title Benefits pursuant to Article 4.2;

      (l) Decreased by the agreed or arbitrated net adjustment, if any, to which Buyer is entitled for Alleged Adverse Conditions pursuant to
            Article 5.2;

      (m) Decreased or increased, as appropriate, by any adjustments made for Properties excluded pursuant to Article 3.1;

      (n) Decreased for any agreed reduction in value pursuant to Article 7.2, and decreased or increased, as appropriate, by any adjustments made for Properties excluded pursuant to Article 7.2; and

      (o) Increased or decreased, as the case may be, by any other amount mutually agreed to by the Parties in writing.

      The Purchase Price, as so adjusted, shall be the "ADJUSTED PURCHASE
      PRICE."

2.3 Performance Deposit. Upon execution of this Agreement and prior to its delivery to Buyer, Buyer shall deposit with Seller cash equal to the lesser of (i) ten percent (10%) of the unadjusted Purchase Price or (ii) twenty million United States dollars (US $20,000,000) ("PERFORMANCE DEPOSIT"), provided however, that if this Agreement is executed on a day other than a Business Day, Buyer shall deliver the Performance Deposit to Seller on the next Business Day.

2.4 State Water Properties. Title to the BP America Properties is currently held by BP America, an Affiliate of Seller. Seller agrees to cause BP America to comply with the terms of the various covenants contained in
      Article 12 that are expressly applicable to BP America under the terms thereof and to provide the deliveries at Closing required of BP America under the terms of Article 16, and shall be liable for BP America's failure to comply to the same extent as if Seller had failed to comply. Seller's representations, indemnities and agreements under this Agreement with respect to the Properties shall apply to the BP America Properties as fully as if title to such Properties were held by Seller.

                         ARTICLE 3. PREFERENTIAL RIGHTS

3.1 Preferential Rights To Purchase. Seller shall use Buyer's Allocations to provide any required preferential right to purchase notifications as promptly as practicable after Buyer has furnished Buyer's Allocations, based on the form of Preferential Purchase Right Notice Letter attached hereto as Exhibit "L". If, prior to the Closing Date, a holder of a preferential purchase right notifies Seller that it elects to exercise its rights with respect to the Properties to which its preferential purchase right applies (determined by and in accordance with the agreement in which the preferential purchase right arises), the Properties covered by that preferential purchase right will not be sold to the Party originally executing this Agreement as "Buyer" (subject to the remaining provisions in this Article), and the Purchase Price will be reduced by Buyer's Allocations for such Properties if Buyer's Allocations are positive numbers and increased by Buyer's Allocations for such Properties if Buyer's Allocations are negative numbers. Buyer remains obligated to purchase the remainder of the Properties not affected by exercised preferential rights to purchase. If for any reason, other than Seller's breach, the purchase and sale of the Properties covered by the preferential purchase right is not or cannot be consummated with the holder of the preferential purchase right, Seller shall so notify Buyer promptly, but no later than thirty
      (30) Days after the date set forth in Article 17.1.4, and within ten (10) Business Days after Buyer's receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Properties pursuant to the terms of this Agreement and for the value allocated to such Properties in Buyer's Allocations (except "CLOSING DATE" with respect to such Properties shall mean the date of assignment of such Properties from Seller to Buyer). Any preferential purchase right must be exercised subject to all the terms and conditions of this Agreement, including successful Closing of this Agreement pursuant to Article 16.

                             ARTICLE 4. TITLE REVIEW

4.1 Review of Title Records. After execution and delivery of this Agreement, Seller shall make available (during Seller's regular business hours and at their current location) for Buyer's review, Records in Seller's possession or under Seller's control relating to title to the Properties. If Buyer requests copies of title Records, Seller shall use reasonable efforts to provide the requested copies to Buyer at Buyer's expense. Such review of Records will be conducted in accordance with the terms of the Confidentiality Agreement.

4.2   Alleged Title Defects.

      (a) Should Seller's Disposition Team discover a Title Defect on or before Closing, Seller shall as soon as practicable, but in any event prior to Closing, deliver to Buyer a notice including a specific description of the Title Defect and the Real Properties affected. As soon as reasonably practicable (and on an ongoing basis), but no later than fifteen (15) Days prior to Closing, Buyer may notify Seller in writing of any Alleged Title Defects. Buyer's notice asserting Alleged Title Defects must include a reasonably detailed description and explanation (including any available supporting documentation) of each Alleged Title Defect claimed, the Real Properties affected, and the value Buyer in good faith attributes to the Alleged Title Defect. Buyer and Seller shall meet from time-to-time to attempt to agree on resolution with respect to Alleged Title Defects. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before the Closing Date any Alleged Title Defects with respect to the Real Properties. If prior to Closing, Seller has commenced to cure the Alleged Title Defect in a timely manner and pursues such cure diligently, then Seller may, by notice to Buyer prior to Closing, elect to continue diligently attempting to cure such defect to completion for up to one hundred eighty (180) Days following Closing.

      (b) Should Buyer's Acquisition Team discover any Title Benefit on or before Closing, Buyer shall as soon as practicable, but in any case prior to Closing, deliver to Seller a notice including a specific description of the Title Benefit and the Real Properties affected. Seller shall have the right to deliver to Buyer a similar notice on or before Closing with respect to each Title Benefit discovered by Seller, which in the case of Seller, shall include the value Seller in good faith attributes to the Title Benefit.

      (c) A Purchase Price adjustment shall be made under Article 2.2(k) by reducing the Purchase Price by the net aggregate value of all actual Alleged Title Defects timely reported under this Article (or of which Seller had knowledge and should have reported under Article 4.2(a)) and not timely cured as permitted under this Article, and increasing the Purchase Price by the net aggregate value of all actual Title Benefits timely reported under this Article (or of which Buyer had knowledge and should have reported under Article 4.2(b)), subject to the other terms of this Article. The value attributable to the uncured Alleged Title Defects shall be determined as follows:

            (i) Where Seller agrees in writing with the value of the Alleged Title Defect as set forth in Buyer's notice, that value shall be the value of the Alleged Title Defect.

            (ii) If the Alleged Title Defect is a lien, encumbrance or other charge upon a Real Property which is undisputed and liquidated in amount, then the value of the Alleged Title Defect shall be the amount necessary to be paid to the obligee to remove the Alleged Title Defect from the affected Real Property.

            (iii) If the Buyer's Allocation for any Real Property is positive and the Alleged Title Defect represents a discrepancy between the Net Revenue Interest for such Real Property and the Net Revenue Interest for that Real Property stated on Exhibit "A", then the value of such Alleged Title Defect shall be the product of the Buyer's Allocation for such Real Property multiplied by a fraction, the numerator of which is the decrease in Net Revenue Interest and the denominator of which is the Net Revenue Interest stated on Exhibit "A".

            (iv) If the Alleged Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Real Property of a type not described in subsections (i), (ii) or (iii) above, the value of the Alleged Title Defect shall be determined by taking into account Buyer's Allocation for the Real Property so affected, the portion of the Real Property affected by the Alleged Title Defect, the legal effect of the Alleged Title Defect, the potential economic effect of the Alleged Title Defect over the life of the affected Real Property, and such other factors as are necessary to make a proper evaluation. Where the affected Real Property is an easement, right-of-way, servitude or subsurface lease that is not given a separate Buyer's Allocation, that easement, right-of-way, servitude or subsurface lease shall be considered a part of the Real Property or Real Properties to which it is appurtenant for purposes of taking into account Buyer's Allocation.

            The Parties agree for all purposes of this Article 4 that Buyer's Allocation for each Real Property is the value of that Real Property if it has the Net Revenue Interest and Working Interest stated on Exhibit "A" and is free of liens, claims and encumbrances other than Permitted Encumbrances. The value of any Alleged Title Defect or Title Benefit consisting of a discrepancy in Net Revenue Interest and/or Working Interest shall be determined solely by starting with the Buyer's Allocation and calculating the effect of the percentage change in Net Revenue Interest and/or Working Interest. Such calculation shall be based on the same assumptions with respect to production rate, production profile, price, and amounts of future capital expenditures as were used in the calculation of Buyer's Allocation, which assumptions shall be disclosed to Seller and any applicable arbitrator. Furthermore, if an Alleged Title Defect is reasonably susceptible of being cured, the adjustments or payments with respect to that Alleged Title Defect shall not exceed the reasonable costs of cure.

      (d) If prior to Closing, the Parties are unable to agree on a resolution associated with any Alleged Title Defects raised by Buyer (or of which Seller had knowledge and should have reported under Article 4.2(a)), the Parties shall Close with the Purchase Price being reduced by Seller's estimate of the value of all uncured Alleged Title Defects, in accordance with Article 4.2(c), excluding those Alleged Title Defects with respect to which Seller has provided notice of its election to continue curing under Article 4.2(a); provided, however, that within thirty (30) Days after the Closing Date, either Party may initiate binding arbitration in accordance with the provisions set forth in Article 18.1 to resolve the dispute. If prior to Closing, the Parties are unable to agree on a resolution associated with any Title Benefit raised pursuant to
            Article 4.2(b) (or of which Buyer had knowledge and should have reported under Article 4.2(b)), the Parties shall Close with the Purchase Price being increased by Seller's estimate of the increase in the value of the Properties above that shown in Buyer's Allocations (including any reduction in the negative value of any Property with a negative Buyer's Allocation) as a consequence of the Title Benefit, subject to the right of either Party to initiate binding arbitration in accordance with the provisions set forth in
            Article 18.1 to resolve the dispute.

      (e) If by one hundred eighty (180) Days following Closing, Seller has failed to cure any Alleged Title Defects with respect to which Seller has provided notice of its election to continue curing under
            Article 4.2(a), and the Parties have been unable by such date to agree upon a resolution associated with such Alleged Title Defects, then Seller shall make a payment to Buyer equal to Seller's estimate of the value of such uncured Alleged Title Defects, in accordance with Article 4.2(c). Within thirty (30) Days after the one hundred eighty (180) Day cure period has expired, either Party may initiate binding arbitration in accordance with the provisions set forth in
            Article 18.1 to resolve the dispute.

      (f) ANY CLAIM FOR PAYMENT WITH RESPECT TO ANY ALLEGED TITLE DEFECT, AND ANY ASSERTION THAT ANY ALLEGED TITLE DEFECT FOR WHICH SELLER HAS PROVIDED NOTICE OF ITS INTENT TO CURE HAS NOT BEEN CURED, THAT ARE NOT RESOLVED BY AGREEMENT OF

            THE PARTIES OR REFERRED TO ARBITRATION WITHIN THIRTY (30) DAYS FOLLOWING CLOSING (OR, IN THE EVENT SELLER PROVIDES NOTICE THAT IT WILL CONTINUE ATTEMPTING TO CURE THE ALLEGED TITLE DEFECT AFTER CLOSING, WITHIN THIRTY (30) DAYS AFTER THE ONE HUNDRED EIGHTY (180) DAY CURE PERIOD FOLLOWING CLOSING HAS EXPIRED) SHALL BE DEEMED WAIVED, UNLESS THE THIRTY (30) DAY PERIOD IS EXTENDED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES.

      (g) Any limitations contained in the definition of Alleged Title Defect or in this Article 4.2 on Buyer's right to compensation with respect to any Title Defect shall have no effect on Buyer's right to compensation, if any, with respect to any Claim for damages or other matter (except title) involving the Real Property subject to the Title Defect under any other provision of this Agreement.

      (h) Seller's election to attempt to cure an Alleged Title Defect shall not constitute a waiver of Seller's right to dispute the existence, nature or value of, or cost to cure, the Alleged Title Defect. Buyer's acceptance of any payment or adjustment based on Seller's estimate of the value of an uncured Alleged Title Defect shall not constitute a waiver of Buyer's right to dispute such estimate by initiating arbitration within the time permitted by this Article.

4.3   Waiver. EXCEPT FOR THE SPECIAL WARRANTY OF TITLE GIVEN BY SELLER IN
      ARTICLE 10.1.6, BUYER WAIVES FOR ALL PURPOSES ALL OBJECTIONS ASSOCIATED WITH THE TITLE TO THE PROPERTIES (INCLUDING ALLEGED TITLE DEFECTS), UNLESS RAISED BY PROPER NOTICE WITHIN THE APPLICABLE TIME PERIOD SET FORTH IN
      ARTICLE 4.2; AND BUYER (ON BEHALF OF BUYER GROUP AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES ANY AND ALL CLAIMS THEY MAY HAVE AGAINST SELLER GROUP ASSOCIATED WITH THE SAME.

                        ARTICLE 5. INSPECTION OF PREMISES

5.1 Inspection of Premises. After execution and delivery of this Agreement, Seller shall provide Buyer access (during Seller's regular business hours) to Seller-operated Properties, and Seller will use reasonable efforts to obtain permission for Buyer to gain access to third party-operated Properties, to inspect the condition of the same. Such inspection shall be conducted in accordance with the terms of the Confidentiality Agreement and subject to any boarding agreements or releases or other agreements required by the operator of the Properties and the rules and regulations of such operator with respect to health, safety and the environment. Buyer may not operate equipment during such inspection. At Buyer's reasonable request, Seller shall conduct tests for sustained casing pressure on wells included in the Properties and any other equipment tests that Seller's on-site personnel deem reasonably acceptable in connection with Buyer's site visits. Buyer may not conduct testing or sampling of materials during such inspection without Seller's prior written consent, such consent not to be unreasonably withheld or delayed (and Seller shall use good faith efforts, considering the circumstances, to respond to Buyer's requests made while on-site on a Property prior to Buyer's departure from the Property). Seller shall arrange, at Buyer's cost, for any transportation to and from any such Properties as is reasonably requested by Buyer. BUYER TO THE FULLEST EXTENT PERMITTED BY LAW, SHALL INDEMNIFY, DEFEND AND HOLD

      HARMLESS SELLER GROUP, THE OTHER OWNERS OF INTERESTS IN THE PROPERTIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM ANY AND ALL CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND COSTS (INCLUDING ATTORNEYS' FEES AND COSTS OF LITIGATION), INCLUDING THOSE FOR
      (1) ANY INJURY TO PERSONS (INCLUDING OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, LEGAL AND FINANCIAL ADVISORS AND OTHER REPRESENTATIVES OF BUYER (COLLECTIVELY, "BUYER'S REPRESENTATIVES") OR SELLER GROUP); (2) DAMAGES TO PROPERTY (INCLUDING DAMAGE TO THE PROPERTY OF THIRD PARTIES, PROPERTY OF SELLER GROUP, AND PROPERTY OF BUYER AND BUYER'S REPRESENTATIVES); AND (3) DAMAGES TO NATURAL RESOURCES OR ENVIRONMENTAL DAMAGE TO OR ASSOCIATED WITH THE PROPERTIES, TO THE EXTENT CAUSED BY, ARISING OUT OF, OR RESULTING FROM THE ACTIONS OF BUYER AND/OR BUYER'S REPRESENTATIVES IN CONNECTION WITH SAID SITE VISIT OR PHYSICAL INVESTIGATION OF THE PROPERTIES, EVEN IF SUCH INDEMNIFIED EVENT IS CAUSED BY, ARISES OUT OF OR RESULTS FROM NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY OF THE AFORESAID INDEMNIFIED PARTIES, OR ANY PRE-EXISTING DEFECT, BUT NOT TO THE EXTENT THAT SUCH INDEMNIFIED EVENT OR OCCURRENCE IS CAUSED BY OR THE RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTIES. As promptly as practicable, and taking into account to the extent practicable any priorities of which Buyer has provided notice, but in any event within ten (10) Business Days after execution and delivery of this Agreement, Seller shall make available (during Seller's regular business hours and at their current location) for Buyer's review, Records in Seller's possession or under Seller's control relating to the Properties. If Buyer requests copies of Records, Seller shall use reasonable efforts to provide the requested copies to Buyer at Buyer's expense. Such review of Records will be conducted in accordance with the terms of the Confidentiality Agreement.

5.2   Alleged Adverse Conditions.

      (a) As soon as reasonably practicable (and on an ongoing basis), but no later than fifteen (15) Days prior to Closing, Buyer may notify Seller in writing of any Alleged Adverse Conditions. Buyer's notice asserting Alleged Adverse Conditions must include a reasonably detailed description and explanation (including any available supporting documentation) of each Alleged Adverse Condition claimed, the Properties affected, and the value Buyer in good faith attributes to the Alleged Adverse Condition. Buyer and Seller shall meet from time-to-time to attempt to agree on resolution with respect to Alleged Adverse Conditions. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before the Closing Date any Alleged Adverse Conditions with respect to the Properties. If prior to Closing, Seller has commenced to cure the Alleged Adverse Condition in a timely manner and pursues such cure diligently, then Seller may, by notice to Buyer prior to Closing, elect to continue diligently attempting to cure such condition to completion for up to one hundred eighty (180) Days following Closing.

      (b) A Purchase Price adjustment shall be made under Article 2.2(l) by reducing the Purchase Price by the net aggregate value of all actual Alleged Adverse Conditions timely reported under this Article and not timely cured as permitted under this Article, subject to Article 5.2(g) and the other terms of this Article. When calculating the value of any Alleged Adverse Conditions, if an Alleged Adverse Condition is reasonably susceptible of being cured, the adjustments or payments with respect to that Alleged Adverse Condition shall not exceed the reasonable costs of cure.

      (c) Notwithstanding the other terms of this Article 5.2, Seller may elect by notice to Buyer at least five (5) Business Days prior to the Closing Date to exclude from this Agreement any Real Property and associated personal Property affected by an Alleged Adverse Condition of which Buyer has provided timely notice if (i) the Real Property has a positive Buyer's Allocation and the cumulative adjustments and payments associated with the effects of Alleged Adverse Conditions on such Real Property and associated personal Property would exceed Buyer's Allocation for such Real Property or
            (ii) the Real Property has a negative Buyer's Allocation. In the event any Property is excluded from this Agreement pursuant to this Article, the Purchase Price shall be reduced by Buyer's Allocation for such Property, and no other adjustment shall be made with respect to such Property.

      (d) If prior to Closing, the Parties are unable to agree on a resolution associated with any Alleged Adverse Conditions raised by Buyer, the Parties shall Close with the Purchase Price being reduced by Seller's estimate of the value of all uncured Alleged Adverse Conditions, excluding those Alleged Adverse Conditions with respect to which Seller has provided notice of its election to continue curing under Article 5.2(a); provided, however, that within thirty
            (30) Days after the Closing Date, either Party may initiate binding arbitration in accordance with the provisions set forth in Article
            18.1 to resolve the dispute.

      (e) If by one hundred eighty (180) Days following Closing, Seller has failed to cure any Alleged Adverse Conditions with respect to which Seller has provided notice of its election to continue curing under
            Article 5.2(a), and the Parties have been unable by such date to agree upon a resolution associated with such Alleged Adverse Conditions, Seller shall make a payment to Buyer equal to Seller's estimate of the value of such uncured Alleged Adverse Conditions. Within thirty (30) Days after the one hundred eighty (180) Day cure period has expired, either Party may initiate binding arbitration in accordance with the provisions set forth in Article 18.1 to resolve the dispute.

      (f) ANY CLAIM FOR PAYMENT WITH RESPECT TO ANY ALLEGED ADVERSE CONDITION, AND ANY ASSERTION THAT ANY ALLEGED ADVERSE CONDITION FOR WHICH SELLER HAS PROVIDED NOTICE OF ITS INTENT TO CURE HAS NOT BEEN CURED, THAT ARE NOT RESOLVED BY AGREEMENT OF THE PARTIES OR REFERRED TO ARBITRATION WITHIN THIRTY (30) DAYS FOLLOWING CLOSING (OR, IN THE EVENT SELLER PROVIDES NOTICE THAT IT WILL CONTINUE ATTEMPTING TO CURE THE ALLEGED ADVERSE CONDITIONS AFTER CLOSING, WITHIN THIRTY
            (30) DAYS AFTER THE ONE HUNDRED EIGHTY (180) DAY CURE PERIOD FOLLOWING CLOSING HAS EXPIRED) SHALL BE DEEMED WAIVED, UNLESS THE THIRTY (30) DAY PERIOD IS EXTENDED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES.

      (g) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to an adjustment or other remedy under Articles 5.2, 8.3 or 8.4 unless the aggregate value (determined in accordance with those Articles) of all Alleged Adverse Conditions, Non-Environmental Claims and Environmental Claims timely reported under those Articles and not cured by Seller exceeds seventeen million five hundred thousand United States dollars (US $17,500,000), and then only to the extent such aggregate value exceeds seventeen million five hundred thousand United States dollars (US $17,500,000), and as between Buyer and Seller Group, Buyer shall be solely responsible for and bear all costs and expenses associated with any and all Alleged Adverse Conditions, Non-Environmental Claims and Environmental Claims up to seventeen million five hundred thousand United States dollars (US $17,500,000).

      (h) Seller's election to attempt to cure an Alleged Adverse Condition shall not constitute a waiver of Seller's right to dispute the existence, nature, or value of, or cost to cure, the Alleged Adverse Condition. Buyer's acceptance of any payment or adjustment based on Seller's estimate of the value of an uncured Alleged Adverse Condition shall not constitute a waiver of Buyer's right to dispute such estimate by initiating arbitration within the time period permitted by this Article.

5.3 Waiver. BUYER WAIVES FOR ALL PURPOSES ALL OBJECTIONS ASSOCIATED WITH THE ENVIRONMENTAL AND PHYSICAL AND OTHER CONDITION OF THE PROPERTIES (INCLUDING ALLEGED ADVERSE CONDITIONS), UNLESS RAISED BY PROPER NOTICE WITHIN THE APPLICABLE TIME PERIOD SET FORTH IN ARTICLE 5.2; AND BUYER (ON BEHALF OF BUYER GROUP AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES ANY AND ALL CLAIMS, EXCEPT CLAIMS UNDER SELLER'S INDEMNITIES PURSUANT TO ARTICLES 8.2, 8.3 AND 8.4, THEY MAY HAVE AGAINST SELLER GROUP ASSOCIATED WITH THE SAME.

                              ARTICLE 6. ACCOUNTING

6.1 Products. Seller (or operator of the Properties) shall gauge all merchantable oil and liquid hydrocarbon substances associated with the Properties and stored in tanks and vessels to the bottom of the flange, as of the Effective Time. Buyer shall purchase from Seller, at Closing, all such oil and liquid hydrocarbon substances at a price equal to the average price received by Seller from sales during the month of December 2002 of comparable oil and liquid hydrocarbon substances from each field from which such substances were produced, net of royalties, excise, severance and other production taxes, and marketing costs (which include for purposes hereof, among other things, costs of gathering, treating, processing, compression, and transportation), to the extent such items are not treated as "Charges" under this Article 6. Oil and liquid hydrocarbon substances in treating and separation equipment upstream of pipeline connections, as of the Effective Time, shall not be considered merchantable and shall become the property of Buyer. Actual amounts shall be accounted for in the Final Accounting Settlement.

6.2 Revenues, Expenses and Capital Expenditures. Except as expressly provided otherwise in this Agreement: (a) Seller (or, if applicable, BP America) is entitled to all Operating Revenues attributable to the Properties during the period prior to the Effective Time and is responsible for all Charges attributable to the Properties during the period prior to the Effective Time; (b) Seller (on behalf of Seller and BP America) is entitled to the sum of US $450,000 per month (prorated on a daily basis for any partial month) (as an agreed reimbursement in lieu of actual overhead) for the period from and after the Effective Time to but excluding the Closing Date; and (c) Buyer is entitled to all Operating Revenues attributable to the Properties during the period on and after the Effective Time and is responsible for all Charges (except producing, drilling and overhead costs payable to Seller or its Affiliates, other than pursuant to Section 6.2(b)) attributable to the Properties during the period on and after the Effective Time. Actual amounts shall be accounted for in the Final Accounting Settlement, unless previously accounted for under the Transition Agreement. Whether Charges and Operating Revenues with respect to the Properties are attributable to periods before or after the Effective Time shall be determined in accordance with United States generally accepted accounting principles (as published by the Financial Accounting Standards Board) and Council of Petroleum Accountants Societies (COPAS) standards, based on the accrual method of accounting.

6.3 Taxes. Seller (or, if applicable, BP America) shall bear all taxes and assessments, including excise taxes, severance or other production taxes, ad valorem taxes and any other federal, state or local taxes or assessments attributable to ownership or operation of the Properties prior to the Effective Time; and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, no matter when received, belong to Seller (or BP America). Buyer shall bear all taxes and assessments, including sales taxes, excise taxes, severance or other production taxes, ad valorem taxes and any other federal, state or local taxes and assessments attributable to ownership or operation of the Properties on and after the Effective Time (excluding Seller's and BP America's income taxes from the Effective Time through Closing); and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, belong to Buyer. Ad valorem or property or other taxes based on revenue from the Properties shall apply to the tax year for which the tax rendition is issued and be prorated based on the percentage of the assessment period occurring before and after the Effective Time. Actual amounts shall be accounted for in the Final Accounting Settlement. Buyer shall bear all Sales Tax, if any, on the transaction contemplated by this Agreement. Each Party is responsible for filing any tax returns and handling payment of any tax due under Law during the period when it or its Affiliate holds title to the Properties.

6.4 Credits. Buyer shall reimburse Seller (on behalf of itself and BP America) for any and all prepaid utility charges, rentals, deposits and any other prepays (excluding taxes) applicable to the period on and after the Effective Time that are attributable to the Properties. Actual amounts shall be accounted for in the Final Accounting Settlement.

6.5 Miscellaneous Accounting. Unless previously accounted for under the Transition Agreement, in addition to the items set forth in Articles 6.1 through 6.4, any other amounts due between Buyer and Seller associated with ownership or operation of the Properties from the Effective Time through the end of the Transition Period will be accounted for in the Final Accounting Settlement.

6.6 Final Accounting Settlement. As soon as reasonably practicable, but no later than one hundred eighty (180) Days after the end of the Transition Period, Seller shall deliver the Final Accounting Statement to Buyer. As soon as reasonably practicable, but no later than sixty (60) Days after Buyer receives the Final Accounting Statement, Buyer may deliver to Seller a written report containing any changes Buyer proposes to such statement. Any matters covered by the Final Accounting Statement as delivered by Seller to which Buyer fails to object in the written report shall be deemed correct and is final and binding on the Parties and not subject to further review, audit or arbitration. As soon as reasonably practicable, but no later than forty-five (45) Days after Seller receives Buyer's written report, the Parties shall meet to attempt to agree on any adjustments to the Final Accounting Statement. If the Parties fail to agree on final adjustments within that forty-five (45) Day period, either Party may submit the disputed items to the Accounting Referee no later than the thirtieth (30th) Day following the expiration of such forty-five
      (45) Day period. ANY ADJUSTMENT DISPUTE THAT IS NOT RESOLVED BY AGREEMENT OF THE PARTIES OR SUBMITTED TO THE ACCOUNTING REFEREE BY SUCH THIRTIETH
      (30TH) DAY SHALL BE DEEMED WAIVED UNLESS THE THIRTY (30) DAY PERIOD IS EXTENDED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) Days after its receipt of relevant materials pertaining to the dispute. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Buyer shall share equally the Accounting Referee's fees and expenses. The Final Accounting Statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee, shall be binding on and non-appealable by the Parties. Within fifteen (15) Business Days after the earlier of (i) the date the amounts are agreed by the Parties and (ii) the date the Parties receive the Accounting Referee's decision (A) Buyer shall pay to Seller (on behalf of itself and BP America) the amount by which the Adjusted Purchase Price exceeds the Closing Payment, or (B) Seller shall pay to Buyer the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-Closing payment pursuant to this Article 6.6 shall bear Computed Interest from the Closing Date to the date of payment. The revenues and expenses included in the Final Accounting Settlement shall be final and binding on the Parties and not subject to further review, audit or arbitration.

6.7 Post-Final Accounting Settlement Revenues. (a) Buyer shall pay Seller (on behalf of itself and BP America) any and all Operating Revenues received by Buyer (to the extent not accounted for in the Final Accounting Settlement or under the Transition Agreement) attributable to the Properties prior to the Effective Time, and (b) Seller shall pay Buyer any and all Operating Revenues received by Seller (or BP America) (to the extent not accounted for in the Final Accounting Settlement or under the Transition Agreement) attributable to the Properties on and after the Effective Time. The Party responsible for the payment of Operating Revenues shall make full payment to the other Party, together with reasonably available supporting documentation with respect to such amounts, within sixty (60) Days after receipt of such amounts.

6.8 Post-Final Accounting Settlement Expenses. (a) Seller shall reimburse Buyer for any and all Charges paid by Buyer (to the extent not accounted for in the Final Accounting

      Settlement or under the Transition Agreement) attributable to the Properties prior to the Effective Time, and (b) Buyer shall reimburse Seller (on behalf of itself and BP America) for any and all Charges paid by Seller (or BP America) (to the extent not accounted for in the Final Accounting Settlement or under the Transition Agreement) attributable to the Properties on and after the Effective Time. The Party responsible for the payment of such Charges shall make full payment to the other Party within sixty (60) Days after receipt of an applicable invoice and proof that such invoice was paid. Seller or BP America, as applicable, shall be entitled to resolve all joint interest audits or other audits of such costs for periods for which Seller or BP America is responsible, and neither Party shall agree to settle any audit with respect to periods for which the other is in part responsible without the prior written consent of the other, such consent not to be unreasonably withheld.

                   ARTICLE 7. LOSS, CASUALTY AND CONDEMNATION

7.1 Notice of Loss. Seller shall promptly notify Buyer of all instances of Casualty Loss that occur and become known to Seller between the date of this Agreement and Closing.

7.2 Casualty Loss. If, prior to Closing, a portion of the Properties is damaged or destroyed by a Casualty Loss, Seller and Buyer shall meet to attempt to agree on an adjustment to the Purchase Price reflecting the "reduction in value" of the Properties because of such Casualty Loss. For this purpose, "reduction in value" is based on the principle that Seller should generally bear the costs of repairing the Properties to the state existing immediately prior to the Casualty Loss, but if such repair results in equipment or facilities that are newer than or upgraded from that which existed immediately prior to the Casualty Loss, Buyer should bear a portion of such costs that is equitable under the circumstances because of the benefit to Buyer of such newer or upgraded equipment or facilities. Except as to those Real Properties with a negative Buyer's Allocation, no adjustment associated with a Casualty Loss shall exceed Buyer's Allocation for the affected Property. For those Real Properties with a negative Buyer's Allocation, Buyer may give Seller written notice at least five (5) Business Days prior to Closing and exclude from this Agreement the Real Property subject to the Casualty Loss and increase the Purchase Price by an amount equal to the Buyer's Allocation for such Real Property. If the Parties are unable to agree on resolution of a Casualty Loss, the Parties shall Close with the Purchase Price being reduced by Seller's estimate of the reduction in the value of the Properties as a result of the Casualty Loss; provided, however, either Party may, within sixty (60) Days after the Closing Date (but not later), initiate binding arbitration in accordance with Article 18.1 to resolve the dispute. Any claim for a Casualty Loss not referred to arbitration within sixty (60) Days after Closing shall be deemed waived. Notwithstanding the preceding, if a platform is damaged or destroyed by a Casualty Loss, Buyer may elect by notice to Seller at least five (5) Business Days prior to the Closing Date to exclude from this Agreement the Real Properties on which wells served by such platform are located and other related Properties and the Purchase Price shall be reduced by Buyer's Allocations for such Real Properties, and no other adjustment shall be made with respect to such platform and other Properties. Seller shall retain any and all insurance proceeds and other payments associated with or attributable to any pre-Closing Casualty Loss. Notwithstanding the foregoing, if the aggregate Casualty Losses and

      Property exclusions under this Article exceed twenty-five percent (25%) of the Purchase Price, either Party may, by notice to the other at least one Business Day prior to Closing, elect to terminate this Agreement under
      Article 17.1.5.

            ARTICLE 8. ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

8.1 OPPORTUNITY FOR REVIEW. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW ALL RELEASE, INDEMNITY AND DEFENSE PROVISIONS IN THIS AGREEMENT, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE. BASED ON THE FOREGOING REPRESENTATION, THE PARTIES AGREE TO THE PROVISIONS SET FORTH BELOW.

8.2 SELLER'S INDEMNITY WITH RESPECT TO RETAINED LITIGATION. SELLER RETAINS SOLE RESPONSIBILITY AND LIABILITY FOR THE LITIGATION AND CLAIMS SET FORTH IN EXHIBIT "C" TO THE EXTENT (AND ONLY TO THE EXTENT) SUCH LITIGATION AND CLAIMS RELATE TO THE PERIOD PRIOR TO THE EFFECTIVE TIME, AND SELLER RELEASES BUYER GROUP FROM AND SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD BUYER GROUP HARMLESS FROM AND AGAINST ALL CLAIMS TO THE EXTENT RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, SUCH LITIGATION AND CLAIMS.

8.3 SELLER'S NON-ENVIRONMENTAL INDEMNITY OBLIGATION. SELLER RELEASES BUYER GROUP FROM AND, SUBJECT TO THE LIMITATIONS SET FORTH IN THIS AGREEMENT, SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD BUYER GROUP HARMLESS FROM AND AGAINST THE FOLLOWING:

            (i) CLAIMS FOR INJURY OR DEATH TO ANY PERSON TO THE EXTENT RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, SELLER'S OR SELLER'S AFFILIATES' OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF PRIOR TO THE EFFECTIVE TIME, OF WHICH BUYER PROVIDES SELLER NOTICE IN ACCORDANCE WITH ARTICLE 8.7 WITHIN THREE YEARS AFTER THE CLOSING DATE, (OR, IF BUYER RECEIVES NOTICE OF SUCH CLAIM WITHIN THE LAST THIRTY (30) DAYS OF SUCH PERIOD, WITHIN THIRTY (30) DAYS OF BUYER'S RECEIPT OF NOTICE);

            (ii) CLAIMS THAT SELLER FAILED TO PAY ROYALTIES (INCLUDING OVERRIDING ROYALTIES) TO THE EXTENT RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, SELLER'S OR SELLER'S AFFILIATES' OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF PRIOR TO THE EFFECTIVE TIME, OF WHICH BUYER PROVIDES SELLER NOTICE IN ACCORDANCE WITH ARTICLE 8.7 WITHIN THREE YEARS AFTER THE CLOSING DATE (OR, IF BUYER RECEIVES NOTICE OF SUCH CLAIM WITHIN THE LAST THIRTY (30) DAYS OF SUCH PERIOD, WITHIN THIRTY (30) DAYS OF BUYER'S RECEIPT OF NOTICE); AND

            (iii) ALL OTHER NON-ENVIRONMENTAL CLAIMS TO THE EXTENT RELATING TO,
                  ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, SELLER'S OR SELLER'S AFFILIATES' OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF PRIOR TO THE EFFECTIVE TIME, OF WHICH BUYER PROVIDES SELLER NOTICE IN ACCORDANCE WITH ARTICLE
                  8.7 WITHIN ONE YEAR AFTER THE CLOSING

                  DATE (OR, IF BUYER RECEIVES NOTICE OF SUCH CLAIM WITHIN THE LAST THIRTY (30) DAYS OF SUCH PERIOD, WITHIN THIRTY (30) DAYS OF BUYER'S RECEIPT OF NOTICE), INCLUDING NON-ENVIRONMENTAL CLAIMS RELATING TO: (A) DAMAGES TO OR LOSS OF ANY PROPERTY OR RESOURCES, (B) BREACH OF CONTRACT, (C) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, OR (D) FAULT IMPOSED BY LAW OR OTHERWISE.

      THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF BUYER GROUP, OR ANY PRE-EXISTING DEFECT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SELLER HAS NO OBLIGATION UNDER THIS AGREEMENT OR OTHERWISE TO PROTECT, DEFEND, INDEMNIFY, AND HOLD BUYER GROUP HARMLESS FROM AND AGAINST ANY NON-ENVIRONMENTAL CLAIMS FOR WHICH BUYER IS NOT ENTITLED TO A REMEDY UNDER
      ARTICLE 5.2(G). AS BETWEEN BUYER AND SELLER GROUP, BUYER ASSUMES AND IS SOLELY RESPONSIBLE FOR ALL NON-ENVIRONMENTAL CLAIMS NOT SUBJECT TO INDEMNIFICATION BY SELLER AT THE TIME IN QUESTION UNDER THE TERMS OF THIS ARTICLE.

8.4 SELLER'S ENVIRONMENTAL INDEMNITY OBLIGATION. SELLER RELEASES BUYER GROUP FROM AND SUBJECT TO THE LIMITATIONS SET FORTH IN THIS AGREEMENT, SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD BUYER GROUP HARMLESS FROM AND AGAINST ALL ENVIRONMENTAL CLAIMS TO THE EXTENT RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, SELLER'S OR SELLER'S AFFILIATES' OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF PRIOR TO THE EFFECTIVE TIME OF WHICH BUYER PROVIDES SELLER WITH NOTICE IN ACCORDANCE WITH ARTICLE 8.7 WITHIN ONE YEAR AFTER THE CLOSING DATE (OR, IF BUYER RECEIVES NOTICE OF SUCH CLAIM WITHIN THE LAST THIRTY (30) DAYS OF SUCH PERIOD, WITHIN THIRTY (30) DAYS AFTER BUYER'S RECEIPT OF NOTICE). THIS INDEMNITY AND DEFENSE OBLIGATION APPLIES REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF BUYER GROUP, OR ANY PRE-EXISTING DEFECT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SELLER HAS NO OBLIGATION UNDER THIS AGREEMENT OR OTHERWISE TO PROTECT, DEFEND, INDEMNIFY, AND HOLD BUYER GROUP HARMLESS FROM AND AGAINST ANY ENVIRONMENTAL CLAIMS FOR WHICH BUYER IS NOT ENTITLED TO A REMEDY UNDER
      ARTICLE 5.2(G). AS BETWEEN BUYER AND SELLER GROUP, BUYER ASSUMES AND IS SOLELY RESPONSIBLE FOR ANY AND ALL ENVIRONMENTAL CLAIMS NOT SUBJECT TO INDEMNIFICATION BY SELLER AT THE TIME IN QUESTION UNDER THE TERMS OF THIS ARTICLE.

8.5 BUYER'S NON-ENVIRONMENTAL INDEMNITY OBLIGATION. BUYER RELEASES SELLER GROUP FROM AND SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ALL NON-ENVIRONMENTAL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF PRIOR TO THE EFFECTIVE TIME (NO MATTER WHEN ASSERTED) FOR WHICH SELLER'S INDEMNITY AND DEFENSE OBLIGATION IN ARTICLE 8.3 HAS CEASED, TERMINATED (IN ACCORDANCE WITH
      ARTICLE 8.3 OR OTHERWISE) OR DOES NOT APPLY, AS WELL AS FOR ANY CLAIMS ARISING AGAINST SELLER GROUP FROM BUYER'S ALLOCATION OF THE PURCHASE PRICE FOR THE PURPOSES OF ARTICLE 3, AND FROM AND AGAINST ALL NON-ENVIRONMENTAL CLAIMS RELATING TO, ARISING

      OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF ON AND AFTER THE EFFECTIVE TIME (NO MATTER WHEN ASSERTED), INCLUDING IN EACH CASE NON-ENVIRONMENTAL CLAIMS RELATING TO (A) INJURY OR DEATH OF ANY PERSON WHOMSOEVER, (B) DAMAGES TO OR LOSS OF ANY PROPERTY OR RESOURCES, (C) BREACH OF CONTRACT, (D) PAYMENT OF ROYALTIES, (E) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, OR (F) FAULT IMPOSED BY LAW OR OTHERWISE. THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT.

8.6 BUYER'S ENVIRONMENTAL INDEMNITY OBLIGATION. BUYER RELEASES SELLER GROUP FROM AND SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ALL ENVIRONMENTAL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF PRIOR TO THE EFFECTIVE TIME (NO MATTER WHEN ASSERTED) FOR WHICH SELLER'S INDEMNITY AND DEFENSE OBLIGATION IN ARTICLE
      8.4 HAS CEASED, TERMINATED (IN ACCORDANCE WITH ARTICLE 8.4 OR OTHERWISE) OR DOES NOT APPLY, AND FROM AND AGAINST ANY AND ALL ENVIRONMENTAL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF ON AND AFTER THE EFFECTIVE TIME. THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT.

8.7 Notice of Claims. If a Claim is asserted against a Party for which the other Party may have an obligation of indemnity and defense or may be entitled to indemnity or defense (whether under this Article 8 or any other provision of this Agreement), the Party against whom the Claim is asserted shall give the other Party prompt written notice of the Claim, setting forth the particulars associated with the Claim (including a copy of the written Claim, if any) as then known by the Indemnified Party. In the event that the Party sending the notice is seeking indemnification under this Agreement, it shall include that request in its notice (a "CLAIM NOTICE"). Any Party seeking indemnification under the terms of this Agreement shall be referred to herein as the "INDEMNIFIED PARTY" and the Party from whom the Indemnified Party seeks indemnification shall be referred to herein as the "INDEMNIFYING PARTY." The failure of any Indemnified Party to give prompt notice of a Claim as required by this Article shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure materially prejudices the Indemnifying Party's ability to defend against the Claim.

8.8 Defense of Claims. Within thirty (30) Days after the Indemnifying Party receives a Claim Notice, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party will assume responsibility for defense and payment of the Claim. The Indemnified Party is authorized, prior to and during such thirty (30) Day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party elects not to assume responsibility for defense and payment of the Claim, the Indemnified Party may defend against, or enter into any settlement with respect to, the Claim as it deems appropriate without relieving the Indemnifying Party of any indemnification obligations the Indemnifying Party may have with respect to such Claim. The Indemnifying Party's failure to respond in writing to a Claim Notice within the thirty (30) Day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Claim. If the Indemnifying Party elects to assume responsibility for defense and payment of the Claim: (a) the Indemnifying Party shall defend the Indemnified Party against the Claim with counsel of the Indemnifying Party's choice (reasonably acceptable to Indemnified Party which shall cooperate with the Indemnifying Party in all reasonable respects in such defense), (b) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Claim, (c) the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim that (i) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Claim or (ii) contains terms that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), and (d) if the Indemnified Party consents to entry of any judgment or enters into any settlement with respect to the Claim without the Indemnifying Party's prior written consent, then the Indemnified Party shall be conclusively deemed to have waived any right to indemnification under this Agreement with respect to such Claim. In all instances the Indemnified Party may employ separate counsel and participate in defense of a Claim, but the Indemnified Party shall bear all fees and expenses of counsel employed by the Indemnified Party.

8.9 No Duplication of Remedies. In no event shall either Party be entitled to duplicate compensation with respect to any Claim or breach of representation, warranty or agreement asserted under the terms of this Agreement, even though such Claim or breach may be addressed by more than one provision of this Agreement. Non-Environmental Claims and Environmental Claims are excluded from Charges, which are adjusted between the Parties in accordance with the terms of Article 6. Payments for Claims under Article 8 shall not effect allocations of Charges and Operating Revenues under Article 6 and allocations of Charges and Operating Revenues under Article 6 shall not effect payments for Claims under Article 8. For the avoidance of doubt, Buyer's claims for indemnification under this Agreement are limited to Seller's ownership interest in the asset giving rise to such a claim.

8.10 Other Contracts Between the Parties. The releases in this Article 8 are not intended to waive any existing contractual rights between any member of Seller Group and any member of Buyer Group under operating agreements, unit agreements, service contracts or other agreements not entered into and delivered in connection with this Agreement or the transactions contemplated hereunder.

8.11 WAIVER OF CERTAIN DAMAGES. EACH PARTY IRREVOCABLY WAIVES AND AGREES NOT TO SEEK INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE BREACH HEREOF. FOR THE AVOIDANCE OF DOUBT, THIS ARTICLE 8.11 DOES NOT DIMINISH OR OTHERWISE AFFECT THE PARTIES' RIGHTS AND OBLIGATIONS TO BE INDEMNIFIED AGAINST, AND PROVIDE INDEMNITY

      FOR, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES AWARDED TO ANY THIRD PARTY FOR WHICH INDEMNIFICATION IS PROVIDED IN THIS AGREEMENT OR SELLER'S RIGHT TO RECEIVE LIQUIDATED DAMAGES, INCLUDING THE PERFORMANCE DEPOSIT, PURSUANT TO THE TERMS OF ARTICLE 17.2. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED ELSEWHERE IN THIS AGREEMENT, SELLER SHALL NOT BE REQUIRED TO INDEMNIFY BUYER UNDER THIS ARTICLE 8 FOR AGGREGATE DAMAGES IN EXCESS OF THE PURCHASE PRICE.

                             ARTICLE 9. DISCLAIMERS

9.1 DISCLAIMERS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 10 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT: (A) SELLER SHALL ASSIGN AND CONVEY THE PROPERTIES TO BUYER "AS-IS, WHERE-IS", AND WITH ALL FAULTS AND DEFECTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITHOUT RECOURSE, EVEN FOR THE RETURN OF THE PURCHASE PRICE, AND (B) SELLER DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PROPERTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING ANY WARRANTY AS TO (I) TITLE, (II) COMPLIANCE WITH LAWS, (III) EXISTENCE OF ANY AND ALL PROSPECTS OR RECOMPLETION OPPORTUNITIES, (IV) GEOGRAPHIC, GEOLOGIC OR GEOPHYSICAL CHARACTERISTICS, (V) EXISTENCE, QUALITY, QUANTITY OR RECOVERABILITY OF HYDROCARBON SUBSTANCES, (VI) ABILITY TO PRODUCE, INCLUDING PRODUCTION OR DECLINE RATES, (VII) COSTS, EXPENSES, REVENUES, RECEIPTS, PRICES, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE, (VIII) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA, (IX) CONTINUED FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, (X) ENVIRONMENTAL OR PHYSICAL CONDITION, (XI) FEDERAL, STATE, OR LOCAL INCOME OR OTHER TAX CONSEQUENCES, (XII) ABSENCE OF PATENT OR LATENT DEFECTS,
      (XIII) SAFETY, (XIV) STATE OF REPAIR, (XV) MERCHANTABILITY, (XVI) FITNESS FOR A PARTICULAR PURPOSE AND (XVII) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; AND BUYER (ON BEHALF OF BUYER GROUP AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES ANY AND ALL CLAIMS THEY MAY HAVE AGAINST SELLER GROUP ASSOCIATED WITH THE SAME OTHER THAN BUYER'S RIGHT TO ASSERT THE EXISTENCE OF ALLEGED ADVERSE CONDITIONS UNDER ARTICLE 5.2 OR BUYER'S RIGHT TO CLAIM BREACHES OF REPRESENTATIONS AND WARRANTIES UNDER ARTICLE 10.

9.2 DISCLAIMER OF STATEMENTS AND INFORMATION. SELLER EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY AND RESPONSIBILITY FOR AND ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF INFORMATION, DATA AND MATERIALS SHOWN TO OR FURNISHED (ELECTRONICALLY, ORALLY, IN WRITING OR ANY OTHER MEDIUM) TO BUYER GROUP ASSOCIATED WITH THE PROPERTIES OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT; AND BUYER (ON BEHALF OF BUYER GROUP AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES ANY AND ALL CLAIMS THEY MAY HAVE AGAINST SELLER GROUP ASSOCIATED WITH THE SAME. FOR THE AVOIDANCE OF DOUBT, BUYER'S WAIVER OF CLAIMS UNDER THIS ARTICLE 9.2 DOES NOT WAIVE BUYER'S RIGHT TO ASSERT UNDER ARTICLE 5.2 THE EXISTENCE OF ALLEGED ADVERSE CONDITIONS DESCRIBED IN ARTICLE 1.1.6(B).

               ARTICLE 10. SELLER'S REPRESENTATIONS AND WARRANTIES

10.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer that on the date of this Agreement and as of Closing (unless another time is set forth below):

      10.1.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own the Properties. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

      10.1.2 Corporate Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transaction contemplated by this Agreement and to perform all obligations placed on Seller in this Agreement. This Agreement, when executed and delivered by Seller, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

      10.1.3 No Violations. Seller's execution and delivery of this Agreement and consummation of the transaction contemplated by this Agreement will not:

      (a) conflict with or require consent of any person or entity under any terms, conditions or provisions of Seller's certificate of incorporation or bylaws;

      (b) violate any provision of, or require any consent or approval under any Law applicable to Seller (except for consents and approvals of governmental entities or authorities customarily obtained subsequent to Closing); or

      (c) result in creation or imposition of any lien or encumbrance on any of the Properties.

      10.1.4 Litigation. Except as set forth in Exhibit "C", (i) there is no litigation, action or proceeding pending to which Seller or Seller's Affiliate is a party which relates to all or any portion of the Properties; (ii) to Seller's knowledge, there is no litigation, action or proceeding threatened against Seller or Seller's Affiliates (nor, to the knowledge of Seller, has any claim been threatened against Seller or Seller's Affiliates in writing or notice of royalty audit been received from the MMS) that would have a Material Adverse Effect or that would prevent timely consummation of the transaction contemplated by this Agreement.

      10.1.5 Bankruptcy. There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to Seller's knowledge, threatened against Seller.

      10.1.6 Special Warranty of Title. Seller shall warrant title to the Real Properties, subject to the Permitted Encumbrances, against adverse claims of title by, through or under Seller, but not otherwise. However, Seller shall subrogate to Buyer all warranties and indemnities in favor of Seller and its Affiliates from Third Parties relating to the Properties, except to the extent such warranties and indemnities are not transferable or are subject to a transfer fee or similar payment (unless Buyer assumes responsibility for such transfer fee or similar payment).

      10.1.7 Contracts. To the knowledge of Seller, no Person is in default under any material contract comprising a part of the Properties except as disclosed on Schedule 10.1.7 and except such defaults as would not have a Material Adverse Effect.

      10.1.8 Payments for Production. Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (except royalties, overriding royalties and other burdens on production reflected in the Net Revenue Interests) to deliver hydrocarbons from the Real Properties at a future time without receiving payment at or after the time of delivery.

      10.1.9 Compliance with Laws. To the knowledge of Seller, except as shown on Schedule 10.1.9 each of Seller and its Affiliates has conducted its operations with respect to the Properties in compliance with all applicable Laws, except such failures to comply as would not have a Material Adverse Effect.

      10.1.10 Tax Matters. With respect to the Properties, (i) Seller or Seller's Affiliate has filed all material tax returns that are due, (ii) all taxes shown to be due on such returns have been paid, and (iii) to the knowledge of Seller there is no material dispute or claim concerning any tax liability of Seller or Seller's Affiliate with respect to the Properties of which Seller or Seller's Affiliate has received written notice from any tax authority to the knowledge of Seller.

      10.1.11 Marketing Contracts. Except as disclosed on Schedule 10.1.11, (i) Seller is not a party to any contract for the sale and marketing of hydrocarbons produced from or attributable to the Properties which has a term in excess of thirty (30) Days; and (ii) there are no calls on, or other rights to purchase, hydrocarbons produced from or attributable to the Properties, whether or not the same are currently being exercised.

      10.1.12 Leases. Seller is not in default in any material respect regarding any of Seller's obligations, including Seller's obligations to pay royalties, under the oil and gas leases for the Properties which Seller operates and, to Seller's knowledge, under the oil and gas leases for the Properties on which Seller is not the operator.

      10.1.13 Plugging and Abandonment. To Seller's knowledge, except as set forth on Schedule 10.1.13, as of the date of this Agreement there are no existing wells, pipelines, or other facilities included in the Properties which, in accordance with applicable Law, must be plugged and abandoned within twelve (12) months after the date of execution of this Agreement. To Seller's knowledge, as of the date of this Agreement all existing wells on the Properties that have been plugged and abandoned have been properly plugged and abandoned.

      10.1.14 Encumbrances. Neither Seller nor any of Seller's Affiliates has granted liens for borrowed money or other voluntary liens against the Properties, except liens granted under operating agreements, production sales contracts, or other Contracts in the ordinary course of business that would not have a Material Adverse Effect.

               ARTICLE 11. BUYER'S REPRESENTATIONS AND WARRANTIES

11.1 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that on the date of this Agreement and as of Closing:

      11.1.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own the Properties. Buyer is qualified under Law to own and operate the Properties and in particular, Buyer is qualified pursuant to the rules and regulations of the Minerals Management Service (the "MMS") to own and operate federal oil and gas leases in the Outer Continental Shelf, Gulf of Mexico, and is in good standing with, authorized by and qualified with all governmental agencies with jurisdiction or cognizance over operations on the Outer Continental Shelf, Gulf of Mexico, to the extent Buyer is required by such agencies to so qualify and maintain good standing. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all adjoining states onshore from where the Properties are located.

      11.1.2 Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transaction contemplated by this Agreement and to perform all obligations placed on Buyer in this Agreement. This Agreement, when executed and delivered by Buyer, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

      11.1.3 No Violations. Buyer's execution and delivery of this Agreement and consummation of the transaction contemplated by this Agreement will not:

      (a) conflict with or require consent of any person or entity under any terms, conditions or provisions of Buyer's certificate of incorporation or bylaws; or

      (b) violate any provision of, or require any consent or approval under any Law applicable to Buyer (except for consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title).

      11.1.4 SEC Disclosure. Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

      11.1.5 Litigation. There is no litigation, action or proceeding pending against Buyer or, to Buyer's knowledge, threatened against Buyer that would prevent timely consummation of the transaction contemplated by this Agreement.

      11.1.6 Independent Evaluation. Buyer is sophisticated in evaluation, purchase, ownership and operation of oil and gas properties and related facilities similar to the

      Properties and in making its decision to enter into this Agreement and consummate the transaction contemplated herein, Buyer (a) relied solely on its own independent investigation and evaluation of the Properties, and
      (b) satisfied itself as to the environmental, physical and other condition of, and contractual arrangements affecting, the Properties.

      11.1.7 Bankruptcy. There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to Buyer's knowledge, threatened against Buyer.

                        ARTICLE 12. ADDITIONAL COVENANTS

12.1 Subsequent Operations. Seller makes no representations or warranties to Buyer as to transferability or assignability of operatorship of any Properties Seller currently operates. Rights and obligations associated with operatorship of the Properties are governed by operating and similar agreements covering the Properties and will be decided in accordance with the terms of such agreements.

12.2  Rights of Non-Exclusive Use.

      (a) At Closing, Buyer shall execute and deliver to Seller recordable instruments, in form and substance reasonably acceptable to Seller and Buyer, granting Seller (and, if requested by Seller, Seller's Affiliates) certain non-exclusive rights-of-way on, over and through the Properties and certain rights to use facilities (including pipeline usage rights, production handling arrangements, and other reasonable rights to use improvements) as appropriate for Seller and its Affiliates to continue to conduct operations on, over and across such Properties, as specified on Schedule 12.2, in connection with properties owned by Seller or its Affiliates at Closing and not being conveyed from Seller to Buyer in the transactions contemplated by this Agreement, provided that where an existing Contract governs such use, the terms of such Contract shall continue to govern such use following Closing.

      (b) At Closing, Seller shall execute and deliver to Buyer recordable instruments, in form and substance reasonably acceptable to Seller and Buyer, granting Buyer certain non-exclusive rights-of-way on, over and through properties owned by Seller or its Affiliates as of Closing other than the Properties and certain rights to use facilities (including pipeline usage rights, production handling arrangements, and other reasonable rights to use improvements), to the extent appropriate for Buyer to continue to operate the Properties in the manner in which they were being operated at the Effective Time, as specified in Schedule 12.2, provided that where an existing Contract governs such use, the terms of such Contract shall continue to govern such use following Closing.

      (c) Articles 12.2(a) and 12.2(b) are not intended to apply to facilities of a regional nature not associated with any particular field or field area (e.g. oil spill facilities, fire training facilities, shorebases, communications systems, etc.).

      (d) Provided that Buyer acquires Properties covering twenty (20) or more OCS blocks, Buyer shall be provided with certain mutually agreed rights to the shared use of certain of Seller's retained communication equipment to the extent appropriate for Buyer to continue to operate the Properties in the manner in which they were being operated at the Effective Time, as specified in Schedule 12.2.

      (e) Seller shall be provided with certain mutually agreed rights to the shared use of certain of Buyer's communication equipment transferred as part of the Properties to the extent appropriate for Seller to continue to operate properties owned by Seller or its Affiliates at Closing in the manner in which they were being operated at the Effective Time, as specified in Schedule 12.2.

      (f) Neither Buyer nor Seller shall be obligated to offer rights of use under Article 12.2(a), 12.2(b), 12.2(d) or 12.2(e) above, as applicable, if such use would materially impair that Party's ability to operate the Properties, or Seller's and its Affiliates' other properties, as applicable, in the manner they were being operated at the Effective Time or make it uneconomic to do so.

      (g) It is the intent of the Parties that the arrangements described in Articles 12.2(a), 12.2(b), 12.2(d) and 12.2(e) above be on a cost-sharing basis with neither Seller nor Buyer making a profit or suffering a loss as a result of such arrangements. Without limiting the generality of the preceding sentence, the Party to whom a benefit is assigned or with whom a benefit is shared shall, where provided under the terms of the applicable agreement, pay its pro rata share, based on usage, of required payments to Third Parties for the use of the shared facilities. If either Party proposes to sell or abandon its interest in the shared improvements separately from its rights in the lease on which the facility is located, it is the intent of the Parties that the other Party shall have, in the case of a sale, a preferential right of purchase or, in the case of abandonment, the right to acquire the interest to be abandoned at a price equal to the estimated cost of abandonment less any salvage value, each of the foregoing subject to any applicable rights of Third Parties.

12.3 Buyer's Assumption of Obligations. If Closing occurs, Buyer effective at Closing assumes and shall timely perform and discharge all of Seller's duties and obligations associated with the Properties (including any and all contractual duties and obligations) relating to the period on and after the Closing Date, and in fulfilling these obligations, Buyer shall comply with Laws. Buyer shall provide Seller (and its employees and contractors) reasonable access to the Properties as may be necessary or convenient to Seller from time to time for Seller to exercise any retained rights or comply with any retained obligations Seller may have associated with the Properties.

12.4 Asbestos and NORM. The Properties may currently or have in the past contained asbestos and NORM, and special procedures associated with assessment, remediation, removal, transportation or disposal of asbestos and NORM may be necessary. It is the Parties' intent that Seller shall not be liable for and Buyer shall have no claim against Seller for the mere existence of asbestos or NORM on the Properties (except to the extent the asbestos or NORM is as of the date of execution of this Agreement in a condition that violates applicable Environmental Laws and Buyer would be entitled to a remedy with respect to such violation under another term of this Agreement) or Buyer's actions such as removal or remediation thereof. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, INCLUDING ARTICLE 8:

      (a) IF CLOSING OCCURS, BUYER, FROM AND AFTER CLOSING, ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ANY AND ALL COSTS AND EXPENSES ASSOCIATED WITH ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION AND DISPOSAL OF ASBESTOS AND NORM ASSOCIATED WITH THE PROPERTIES, AND MAY NOT CLAIM THE FACT THAT ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ASBESTOS AND NORM ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED IN CONNECTION WITH ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ASBESTOS AND NORM AS AN ALLEGED ADVERSE CONDITION OR A BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLER, AND BUYER (ON BEHALF OF BUYER GROUP AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES ANY AND ALL CLAIMS THEY MAY HAVE AGAINST SELLER GROUP ASSOCIATED WITH THE SAME, EXCEPT (I) TO THE EXTENT THE ASBESTOS OR NORM IS AS OF THE DATE OF EXECUTION OF THIS AGREEMENT IN A CONDITION THAT VIOLATES APPLICABLE ENVIRONMENTAL LAWS AND BUYER WOULD BE ENTITLED TO A REMEDY WITH RESPECT TO SUCH VIOLATION UNDER ANOTHER TERM OF THIS AGREEMENT OR (II) THE ASBESTOS OR NORM IS THE BASIS OF A CLAIM FOR DEATH OR BODILY INJURY THAT ACCRUED PRIOR TO THE EFFECTIVE TIME AND BUYER WOULD BE ENTITLED TO A REMEDY WITH RESPECT TO SUCH CLAIM UNDER ANOTHER TERM OF THIS AGREEMENT; AND

      (b) IF CLOSING OCCURS, BUYER, FROM AND AFTER CLOSING, RELEASES SELLER GROUP FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY, AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES AFTER THE EFFECTIVE TIME. THIS INDEMNITY AND DEFENSE OBLIGATION WILL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT. FOR THE REMOVAL OF DOUBT, BUYER'S RELEASE UNDER THIS ARTICLE 12.4(B) DOES NOT PREVENT BUYER FROM ASSERTING THE EXISTENCE OF AN ALLEGED ADVERSE CONDITION UNDER ARTICLE
            5.2 FOR ASBESTOS OR NORM THAT IS, AS OF THE DATE OF EXECUTION OF THIS AGREEMENT, IN A CONDITION THAT VIOLATES EXISTING ENVIRONMENTAL LAWS.

12.5 Plugging and Abandonment. In addition to any wells and facilities currently in use, the Properties contain wells and facilities that have been temporarily or permanently abandoned. EXCEPT TO THE EXTENT OF A BREACH OF SELLER'S REPRESENTATION IN ARTICLE 10.1.13 ASSERTED DURING THE TERM OF SUCH REPRESENTATION, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, INCLUDING ARTICLE 8:

      (a) IF CLOSING OCCURS, BUYER, FROM AND AFTER CLOSING, ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ALL COSTS AND EXPENSES ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES, AND CLEARING OF SITES AND RESTORING SEABEDS ASSOCIATED WITH THE PROPERTIES, AND MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR SEABED RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR SEABED RESTORATION OPERATIONS AS AN ALLEGED ENVIRONMENTAL CONDITION OR A BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLER, AND BUYER (ON BEHALF OF BUYER GROUP AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES ANY AND ALL CLAIMS THEY MAY HAVE AGAINST SELLER GROUP ASSOCIATED WITH THE SAME; AND

      (b) IF CLOSING OCCURS, BUYER, FROM AND AFTER CLOSING, RELEASES SELLER GROUP FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY, AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, PLUGGING AND ABANDONMENT OF WELLS, DECOMMISSIONING OF FACILITIES, AND CLEARING OF SITES AND RESTORING SEABEDS ASSOCIATED WITH THE PROPERTIES, NO MATTER WHETHER ARISING BEFORE OR AFTER THE EFFECTIVE TIME. THIS INDEMNITY AND DEFENSE OBLIGATION WILL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT.

12.6 Imbalances. Buyer acknowledges that Imbalances may exist that are associated with the Properties and all Imbalances (whether for overproduction by Seller or underproduction by Seller) shall pass to Buyer as of the Effective Time, and Buyer shall thereupon be entitled to all rights and obligations with respect to any and all such Imbalances. Except as provided below in this Article, there shall be no amounts paid to or from either Party to the other as a Purchase Price adjustment, as part of the Final Accounting Settlement or otherwise, based on Imbalances. Except as provided below in this Article, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, INCLUDING ARTICLE 8:

      (a) IF CLOSING OCCURS, BUYER FROM AND AFTER CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ALL COSTS AND EXPENSES ASSOCIATED WITH IMBALANCES ASSOCIATED WITH THE PROPERTIES, AND BUYER (ON BEHALF OF BUYER GROUP AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES ANY AND ALL CLAIMS IT AND THEY MAY HAVE AGAINST SELLER GROUP ASSOCIATED WITH THE SAME; AND

      (b) IF CLOSING OCCURS, BUYER FROM AND AFTER CLOSING RELEASES SELLER GROUP FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, IMBALANCES ASSOCIATED WITH THE PROPERTIES, NO MATTER WHETHER ARISING BEFORE OR AFTER THE EFFECTIVE TIME. THIS INDEMNITY

            AND DEFENSE OBLIGATION WILL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT.

      Notwithstanding the preceding, the following adjustment shall be made between the Parties with respect to Imbalances:

            (i) If Seller's aggregate production Imbalances on January 1, 2003 vary from - 1.0 Bcfe (underproduced) to the detriment of Seller by more than 1.0 Bcfe, then Seller shall pay Buyer the product of $2.00/mcf and the entire amount of such variance (including the first 1.0 Bcfe); or

            (ii) If Seller's aggregate production Imbalances on January 1, 2003 vary from - 1.0 Bcfe (underproduced) to the benefit of Seller by more than 1.0 Bcfe, then Buyer shall pay Seller the product of $2.00/mcf and the entire amount of such variance (including the first 1.0 Bcfe),

      AND EACH PARTY WAIVES ANY OTHER REMEDIES.

12.7 Suspense Funds. Buyer acknowledges that Suspense Funds may exist that are associated with the Properties. Seller shall transfer all Suspense Funds and the obligation for the Suspense Funds to Buyer in the Final Accounting Statement. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, INCLUDING ARTICLE 8:

      (a) IF CLOSING OCCURS, BUYER, FROM AND AFTER CLOSING, ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ALL COSTS AND EXPENSES ASSOCIATED WITH SUSPENSE FUNDS (INCLUDING ANY ADDITIONAL FINES, PENALTIES OR INTEREST (I) THAT ACCRUE PRIOR TO CLOSING TO THE EXTENT, BUT ONLY TO THE EXTENT, THAT THE SUSPENSE FUNDS DELIVERED TO BUYER INCLUDE SUCH AMOUNTS AND (II) THAT MAY ACCRUE AFTER CLOSING), AND BUYER (ON BEHALF OF BUYER GROUP AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES ANY AND ALL CLAIMS THEY MAY HAVE AGAINST SELLER GROUP ASSOCIATED WITH THE SAME; AND

      (b) IF CLOSING OCCURS, BUYER, FROM AND AFTER CLOSING, RELEASES SELLER GROUP FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, SUSPENSE FUNDS (INCLUDING ANY ADDITIONAL FINES, PENALTIES OR INTEREST (I) THAT ACCRUE PRIOR TO CLOSING TO THE EXTENT, BUT ONLY TO THE EXTENT, THAT THE SUSPENSE FUNDS DELIVERED TO BUYER INCLUDE SUCH AMOUNTS AND (II) THAT MAY ACCRUE AFTER CLOSING), NO MATTER WHEN ASSERTED. THIS INDEMNITY AND DEFENSE OBLIGATION APPLIES REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT.

12.8 Sales Tax. Although it is believed that no Sales Tax will be due with respect to the transactions contemplated herein, Buyer acknowledges that if Sales Tax is due and owing as a result of Seller's or BP America's transfer of the Properties to Buyer, Buyer shall be liable for any and all such Sales Tax. Before the Closing Date, Buyer and Seller shall agree on the value of the tangible personal property being transferred and Buyer shall provide Seller with documentation detailing the basis for Buyer's allocation of the Purchase Price to any Properties that are subject to Sales Tax. Buyer shall provide Seller with an exemption certificate for any tangible personal property included in the Properties for which it claims a Sales Tax exemption. Seller shall invoice, and Buyer shall pay, any Sales Tax on Buyer's acquisition of all nonexempt tangible personal property and Seller or BP America shall remit the Sales Tax to the applicable governmental entity. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY (INCLUDING ARTICLE 8), BUYER RELEASES SELLER GROUP FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS (NO MATTER WHEN ASSERTED) RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, SALES TAX RESULTING FROM OR ASSOCIATED WITH SELLER'S TRANSFER OF PROPERTIES TO BUYER. THIS INDEMNITY AND DEFENSE OBLIGATION APPLIES REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT. IF SELLER IS LATER REQUIRED TO PAY ANY ADDITIONAL SALES TAX, INTEREST, OR PENALTY THEREON, BUYER SHALL REIMBURSE SELLER WITHIN THIRTY (30) DAYS AFTER RECEIPT OF SELLER'S WRITTEN NOTICE OF THE PAYMENT.

12.9 Guaranty Agreement. If the Buyer does not have a net worth as shown on its most recent audited annual financial statements and most recent quarterly reviewed financial statements (each prepared in accordance with generally accepted accounting principles) of at least one billion dollars (US $1,000,000,000), Buyer has caused an Affiliate of Buyer, which has a net worth of at least one billion dollars (US $1,000,000,000), to execute and deliver the Guaranty Agreement simultaneously with the execution of this Agreement or, if Buyer has no such Affiliate, Buyer has provided Seller with a letter of credit or surety bond from a bank or other financial institution having a net worth of at least one billion dollars (US $1,000,000,000), in form and substance satisfactory to Seller, in an amount sufficient to secure Buyer's performance of all obligations of Buyer hereunder, including plugging and abandonment obligations.

12.10 Transition Agreement. Provided that Buyer acquires Properties covering twenty (20) or more OCS blocks, Buyer and Seller shall execute and deliver the Transition Agreement and Letters-in-Lieu as provided in the Transition Agreement on the Closing Date.

12.11 Third Party Technology. Third Party proprietary seismic and other proprietary technology, including software, is used in connection with ownership or operation of the Properties. Notwithstanding anything in this Agreement to the contrary, Buyer is responsible for obtaining any necessary consents to Seller's (or, if applicable with respect to the BP America Properties, BP America's) assignment of any licenses or other agreements or for Buyer to enter into new licenses or other agreements as may be needed to permit Buyer to continue to utilize any Third Party seismic or Third Party technology used on the Properties after the Closing Date. Seller shall reasonably assist Buyer in contacting the relevant Third Parties, but Buyer shall be solely responsible for and shall bear all costs and transfer and other fees required to obtain licenses, assignments or new agreements. In the event Buyer acquires any such Third Party licenses, then Seller shall provide (or, if applicable, Seller shall cause BP America to provide) Buyer with all Transferable Seismic Data with respect to such licenses to the extent Seller's (or, if applicable, BP America's) licenses permit, with the cost of supplying and copying such data borne one-half by Buyer and one-half by Seller.

12.12 Interim Period.

      (a) During the Interim Period, Seller shall (or, where applicable, Seller shall cause BP America to): (i) maintain and operate the Properties and dispose of production from the Properties in the ordinary course of business consistent with the Seller's (or BP America's, where applicable) past custom and practice with respect to the Properties, (ii) to the extent practicable in the circumstances, consult with Buyer in relation to any material decision in connection with the Properties, provided that nothing in this sub-clause shall operate to fetter the discretion of Seller (or BP America, where applicable) in acting with respect to the Properties except as explicitly provided in this Article 12.12, and
            (iii) generally keep Buyer in a timely manner informed of matters (not of a routine or minor nature) relating to the Properties.

      (b) Without the consent of Buyer (which shall not be unreasonably withheld or delayed), during the Interim Period, Seller shall not, (or, if applicable with respect to the BP America Properties, Seller shall cause BP America not to) with respect to the Properties:

            (i) except with respect to matters retained by Seller that are referenced in Exhibit "C", waive, compromise or settle any right or claim for an amount in excess of US $250,000 or which may reasonably be expected to have an adverse effect on the value of the Properties as a whole in excess of US $250,000;

            (ii) incur obligations with respect to the Properties for which Buyer would be responsible after Closing, other than transactions (x) not exceeding US $250,000 individually which are incurred in the normal, usual and customary manner, of a nature and in an amount consistent with past practices employed by Seller (or, if applicable, BP America) with respect to the Properties, and/or (y) in connection with situations believed in good faith by Seller to constitute an emergency (in which case Seller's obligation is limited to notifying Buyer as soon as reasonably practicable of such emergency and obligations);

            (iii) encumber, sell, lease, remove from the Real Property or otherwise dispose of any of the Properties (excluding sales of production therefrom in the ordinary course of business under existing Contracts or new contracts allowed under Article 12.12(b)(v)), except to the extent replaced by equivalent property or used, consumed or abandoned in the normal operations of Seller's (or, if applicable, BP America's) business;

            (iv) enter into a contract or commitment for capital expenditures or the acquisition or construction of fixed assets for which Buyer shall have financial responsibility after Closing in an amount individually in excess of two hundred fifty thousand dollars (US $250,000), except in connection with situations believed in good faith by Seller to constitute an emergency (in which case Seller's obligation is limited to notifying Buyer as soon as reasonably practicable of such emergency and obligations);

            (v) enter into a contract or agreement with an Affiliate of Seller or a contract or agreement with a term of greater than thirty
                  (30) Days unless it can be terminated without penalty on no more than thirty (30) Days notice; or

            (vi) terminate, or materially amend or modify, or agree to terminate or materially amend or modify, any of the contracts included in the Properties, except renewals or extensions of such contracts on substantially the same terms.

      (c) Regardless of whether all of the operations conducted by Seller (or, if applicable, BP America) during the Interim Period with respect to any of the Properties have been fully completed by Seller (or, if applicable, BP America) prior to Closing, Buyer shall, upon Closing, assume full responsibility for the completion of all such operations applicable to the Properties not in violation of this Article 12.12, subject, however, to the terms of the Transition Agreement during the Transition Period.

      (d) During the Interim Period, Seller shall use (and, with respect to the BP America Properties, Seller shall cause BP America to use) its reasonable efforts to obtain all required consents and approvals, and all waivers of preferential purchase rights, applicable to the transactions contemplated by this Agreement, provided that Seller (and BP America) shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents, approvals and waivers. Buyer shall cooperate with Seller (and BP America) in seeking to obtain such consents, approvals and waivers.

      (e) If any approvals are required under this Article 12.12, requests shall be delivered to the following individuals, each of whom shall have full authority to grant or deny such requests for approvals:

      As to Buyer:                           As to Seller
                                             (and BP America):

      Name: David Carmony                    Name: Susan Starr
      Title: Drilling & Engineering          Title: Performance Unit
      Manager, Gulf Coast Region             Leader
      Address: 2000 Post Oak Blvd, Suite     Address: 200 Westlake
      100, Houston, Texas 77056              Park Blvd, WL-4, Room 417
      Phone: (713) 296-6294                  Phone: (281) 366-0561
      Fax: (713) 296-6333                    Fax: (281) 366-0014
      Email:david.carmony@apachecorp.com     Email: StarrS@bp.com

      and                                    and

      Name: Alex Nash                        Name: Shawn Conner
      Title: Production Manager, Gulf        Title: Director,
      Coast Region                           Business Development
      Address: 2000 Post Oak Blvd, Suite     Address: 200 Westlake
      100, Houston, Texas 77056              Park Blvd, WL-4, Room 435
      Phone: (713) 296-6308                  Phone: (281) 366-4845
      Fax: (713) 296-6319                    Fax: (281) 366-0014
      Email:alex.nash@apachecorp.com         Email: Connerse@bp.com


12.13 Operator Acts. Seller shall not be deemed or held in breach of any of Seller's representations, warranties, covenants or agreements contained in this Agreement to the extent that any such breach arises out of the actions of Buyer as operator of certain of the Properties.

12.14 Notification of Breaches.  Until the Closing:

      (a) Seller shall notify Buyer at the time any Schedule or Exhibit is delivered pursuant to Article 12.15(a) or Article 12.15(e) of any item in such Schedule or Exhibit that to Seller's knowledge is inaccurate or missing, and Buyer shall notify Seller following Buyer's review, but before the Parties have agreed upon such Schedule or Exhibit, of any item in such Schedule or Exhibit that to Buyer's knowledge is inaccurate or missing.

      (b) Buyer shall notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

      (c) Seller shall notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in a material respect.

      (d) If any of Buyer's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.

12.15 Delivery of Certain Information.

      (a) As soon as practicable and not later than twenty (20) Business Days after the date of this Agreement, but in no event later than twenty
            (20) Days prior to the Closing Date, Seller shall deliver to Buyer Schedules 10.1.7, 10.1.11 and 12.2, each in a form and substance reasonably acceptable to Seller and Buyer.

      (b)   Prior to execution of this Agreement, Seller has delivered to Buyer:

            (i) A list of all partnerships expressly established by written agreement to which any Properties are subject (not including tax partnerships contained in joint operating agreements or "mining partnerships" imposed under applicable Law); and

            (ii) A list of all preferential rights under the operating agreements and unit agreements affecting the Properties and applicable to the transactions contemplated by this Agreement;

      (c) As soon as practicable and not later than twenty (20) Business Days after the date of this Agreement, but in no event later than twenty
            (20) Days prior to the Closing Date, Seller shall provide Buyer with the following information:

            (i) A list of all preferential rights to purchase affecting the Properties and applicable to the transactions contemplated by this Agreement not otherwise delivered under Article 12.15(b), and

            (ii) A list of all filing, registration, permit, authorization, consent or approval requirements in favor of any governmental authority or other Third Party affecting the Properties that must be satisfied for consummation of the transactions contemplated by this Agreement, other than those governmental filings, registrations, permits, authorizations, consents and approvals that are customarily made or obtained post-Closing;

      (d) As soon as practicable, and not later than ten (10) Business Days after the date of this Agreement, Seller shall provide Buyer with the following information:

            (i) A list of all Properties where proceeds from the sale of hydrocarbons produced from or attributable to the Properties were held as of the date hereof without Seller's consent by any Third Party after the due date for payment, in suspense accounts or otherwise, and

            (ii) A list of any capital commitments or agreements of Seller as of the Effective Time which Seller reasonably anticipates will require capital expenditures by the owner of the Properties after the Effective Time individually in excess of US $250,000.

      (e) As soon as practicable, and not later than January 24, 2003, Seller shall deliver to Buyer a replacement for Exhibit "A" containing detailed Net Revenue Interest and Working Interest information and an Exhibit "A-1." Within three (3) Business Days after receipt of the replacement Exhibit "A," Buyer shall deliver to Seller Buyer's Allocations. Buyer and Seller shall reach agreement in writing upon the form and content of each such Exhibit and Buyer's Allocations, consent by each Party not to be unreasonably withheld or delayed. As of the date on which Buyer and Seller have agreed in writing upon a revised Exhibit "A" and Buyer's Allocations, such Exhibit "A" (including Buyers' Allocations) shall replace in its entirety the Exhibit "A" attached to this Agreement at signing, and shall be deemed to be Exhibit "A" hereto for all purposes. The adjustments for Alleged Title Defects and Title Benefits under Article 4.2 and Seller's representation and warranty in Article 10.1.6 shall not come into force and effect until the date on which Buyer and Seller have agreed in writing upon such revised Exhibits and Buyer's Allocations.

      (f) Seller may amend Exhibit "C", the Schedules to this Agreement and, once submitted, the lists supplied pursuant to this Article, subject to the consent of Buyer, which consent shall not be unreasonably withheld, provided that Buyer's withholding consent shall be deemed reasonable if the amendment would result in a material decrease in the value of the Properties or a negative impact on Buyer unless Seller has agreed in writing to indemnify Buyer Group from and against any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation) to the extent relating to, arising out of, or connected with, directly or indirectly, the subject matter of such amendment, provided that Seller's right to indemnify Buyer Group under this Article shall not apply to with respect to claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation) that in aggregate can be reasonably expected to exceed twenty-five percent (25%) of the Purchase Price.

12.16 Financial Audit. Both prior to and after the Closing, Seller shall provide Buyer with access to Seller's financial records for the Properties for the calendar years 2001 and 2002 which were previously made available to Seller's auditors for purposes of preparing Seller's annual audited and quarterly reviewed financial statements for those years and to Seller's corresponding financial records for any portion of 2003 prior to the Closing, including in each case records with respect to direct lease operating costs with respect to each of the Properties and the gross revenues from such Properties and such other information as may be required for Buyer's Form 8-K filing with respect to the transactions contemplated by this Agreement. Seller shall cause Seller's and Seller's Affiliates' personnel to cooperate with Buyer in providing such access and to reasonably assist Buyer in locating and interpreting such records and Seller shall cause Seller's contractor IBM to provide reasonable assistance to Buyer in the preparation of certain supporting financial schedules and audit work papers. The cost incurred by Seller in providing the financial data to Buyer and assisting Buyer shall be borne by Buyer. BUYER RELEASES SELLER GROUP FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, SELLER'S PREPARATION OR FURNISHING OF ANY SUCH RECORDS TO BUYER, ANY ACTIONS, REPRESENTATIONS OR CERTIFICATIONS OF SELLER'S AND ITS AFFILIATES' PERSONNEL OR AUDITORS WITH RESPECT TO THE INFORMATION CONTAINED IN SUCH RECORDS, OR BUYER'S USE OF THE INFORMATION CONTAINED IN SUCH FINANCIAL RECORDS, REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT.

                               ARTICLE 13. HSR ACT

13.1 HSR Filings. If compliance with the HSR Act is required in connection with the transaction contemplated by this Agreement, as promptly as practicable and in any event not more than thirty (30) Days after the date of this Agreement, both Parties shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each Party shall take all reasonable steps to achieve early termination of applicable waiting periods.

                              ARTICLE 14. PERSONNEL

14.1 Employees. Seller has no obligation to provide Buyer an opportunity to interview for employment any individuals who support the Properties and Buyer has no obligation to hire any such individuals.

14.2 Restriction on Solicitation. Buyer may not (without obtaining the prior written consent of Seller), for a period of twelve (12) months after the Closing Date, solicit employment of, or contact except for such contact as may be necessary in respect to litigation, claims or other business matters unrelated to the solicitation of employment, any of Seller's employees directly or indirectly engaged in operation of the Properties as of the date hereof and as of the Closing Date or engaged in the negotiation or Closing of the transactions contemplated by this Agreement. For purposes of this Article 14.2, a general published solicitation or advertisement for employment (whether in print or on-line) shall not be a breach hereof.

                   ARTICLE 15. CONDITIONS PRECEDENT TO CLOSING

15.1 Conditions Precedent to Seller's Obligation to Close. Seller shall, subject to satisfaction or waiver of the conditions to Closing in Article 15.3, consummate the sale of the Properties on the Closing Date, provided the following conditions precedent have been satisfied or waived by
      Seller:

      15.1.1 ALL REPRESENTATIONS AND WARRANTIES OF BUYER CONTAINED IN THIS AGREEMENT ARE TRUE AND CORRECT IN ALL MATERIAL RESPECTS; PROVIDED, HOWEVER, FOR THE PURPOSES OF THIS ARTICLE 15.1.1, IF BUYER AGREES IN WRITING TO INDEMNIFY SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND COSTS (INCLUDING ATTORNEYS' FEES AND COSTS OF LITIGATION) RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, FAILURE OF THE REPRESENTATION OR WARRANTY IN ARTICLE 11.1.5, SUCH REPRESENTATION SHALL BE DEEMED TRUE AND CORRECT IN ALL MATERIAL RESPECTS;

      15.1.2 Buyer shall have complied in all material respects with all Buyer's material obligations, covenants and conditions in this Agreement to be performed or complied with prior to Closing;

      15.1.3 Buyer shall have provided Seller evidence satisfactory to Seller that Buyer is as of Closing qualified with the MMS to hold oil and gas leases on the U.S. Outer Continental Shelf and has posted with the MMS an area wide bond and any supplemental or additional bonds required by the MMS with respect to the Properties, and provided satisfactory evidence of financial responsibility under the Oil Pollution Act; and

      15.1.4 The aggregate reduction in the Purchase Price through exclusion of Properties pursuant to Articles 5.2 and 7.2 shall not exceed twenty-five percent (25%) of the Purchase Price.

15.2 Conditions Precedent to Buyer's Obligation to Close. Buyer shall, subject to satisfaction or waiver of the conditions to Closing set forth in
      Article 15.3, consummate the purchase of the Properties contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or waived by Buyer:

      15.2.1 ALL REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE TRUE AND CORRECT IN ALL MATERIAL RESPECTS; PROVIDED, HOWEVER, FOR PURPOSES OF THIS ARTICLE 15.2.1 IF SELLER AGREES IN WRITING TO INDEMNIFY BUYER GROUP FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND COSTS (INCLUDING ATTORNEYS' FEES AND COSTS OF LITIGATION) RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, FAILURE OF A REPRESENTATION OR WARRANTY IN ARTICLES 10.1.4, 10.1.7, 10.1.8, 10.1.9 (OTHER THAN AS A RESULT OF CONTAMINATION ON THE PROPERTIES), 10.1.10, 10.1.11, 10.1.12, 10.1.13 AND 10.1.14, SUCH REPRESENTATION OR WARRANTY WILL BE DEEMED TO BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS;


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
      15.2.2 Seller shall have complied in all material respects with all Seller's material obligations, covenants and conditions in this Agreement to be performed or complied with prior to Closing; and

      15.2.3 The aggregate reduction in the Purchase Price through exclusion of Properties pursuant to Articles 5.2 and 7.2 shall not exceed twenty-five percent (25%) of the Purchase Price.

15.3 Conditions Precedent to Obligation of Each Party to Close. The Parties shall, subject to satisfaction or waiver of their respective conditions to Closing set forth in Articles 15.1 and 15.2, consummate the sale and purchase of the Properties on the Closing Date, provided the following conditions precedent have been satisfied or waived by both Parties:

      15.3.1 if applicable, consummation of the transaction contemplated by this Agreement is not prevented by (and the required waiting period, if any, has expired or been terminated under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;

      15.3.2 No injunction, order or award restraining, enjoining or otherwise prohibiting consummation of or granting material damages associated with the transactions contemplated by this Agreement or sale of any one or more of the Properties has been issued by any court, governmental entity or arbitrator of competent jurisdiction, and no suits, actions or other proceedings are pending before any such court, governmental entity or arbitrator in which a third party seeks to restrain, enjoin or otherwise prohibit consummation of or obtain material damages associated with the transactions contemplated by this Agreement or sale of any one or more of the Properties; nor to the Parties' knowledge are there any pending investigations by a governmental entity that would be likely to result in any suit, action or other proceedings to restrain, enjoin or otherwise prohibit consummation of the transaction contemplated by this Agreement or sale of any one or more of the Properties; provided that if such an injunction, order, award, suit, action or other proceeding applicable to some (but not all) of the Properties is pending on the Closing Date, Closing with respect to the unaffected Properties shall proceed and the Parties shall conduct a second closing for the affected Properties if and when the above-referenced condition to Closing is removed. If the above-referenced condition to Closing is not removed as to the affected Properties within one hundred twenty (120) Days after the Closing Date, the affected Properties, automatically and without need for amendment of this Agreement, shall be removed from this Agreement, and Buyer shall not be obligated to make payment to Seller for that portion of the Purchase Price allocated to such Properties in Buyer's Allocations, and the Parties shall have no further obligations to each other with respect to the same;

      15.3.3 all material consents and approvals (except for consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title) have been obtained; provided, however, if on the Closing Date consents applicable to some (but not all) of the Properties have not been obtained, Closing with respect to the unaffected Properties shall proceed, and the Parties shall conduct a second closing for the affected Properties if and when the above-referenced condition to Closing is removed. If the above-referenced condition to Closing is not removed as to the affected Properties within one hundred eighty (180) Days after the Closing Date, the affected Properties automatically and without need for amendment of this Agreement shall be removed from this Agreement, and Buyer shall not be obligated to make payment to Seller for that portion of the Purchase Price allocated to such Properties in Buyer's Allocations, and the Parties shall have no further obligations to each other with respect to the same; and

      15.3.4 (a) preferential purchase rights applicable to the Properties either have been exercised and affected Properties excluded from the Closing in accordance with Article 3.1, or have been waived; or (b) the time to elect under such preferential purchase rights has elapsed. If on the Closing Date preferential purchase rights applicable to some (but not all) Properties have not been waived, or the time to elect has not elapsed, Closing with respect to the unaffected Properties shall proceed, and the Parties shall conduct a second closing with respect to the affected Properties if and when the above-referenced condition to Closing is removed. If the above-referenced condition to the Closing Date is not removed as to the affected Properties within one hundred twenty (120) Days after the Closing Date, the affected Properties, automatically and without need to amend this Agreement, shall be removed from this Agreement and the Parties shall have no further obligations to each other with respect to the same.

                             ARTICLE 16. THE CLOSING

16.1 Closing. No later than three (3) Business Days prior to the Closing Date, Seller shall provide Buyer a statement setting forth Seller's good faith estimate of the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Article 2.2 ("CLOSING STATEMENT"). The estimate delivered in the Closing Statement shall constitute the dollar amount to be paid by Buyer to Seller at Closing (the "CLOSING PAYMENT"). Seller also shall provide Buyer wiring instructions designating the account(s) to which Buyer shall deliver the Purchase Price. Closing shall be held on the Closing Date in Seller's office at 501 WestLake Park Boulevard, Houston, Texas 77079 or such other place as Seller may notify Buyer before Closing.

16.2 Seller's Obligations at Closing. At Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:

      16.2.1 a document substantially in the form of the Assignment and Bill of Sale, conveying all of Seller's right, title and interests in the Properties, executed by an Attorney-in-Fact of Seller and acknowledged, in four (4) multiple originals plus such additional originals as are necessary to allow recording in all appropriate jurisdictions, or such greater number as the Parties agree;

      16.2.2 a document substantially in the form of the Assignment and Bill of Sale, conveying all of BP America's right, title and interests in the BP America Properties, executed by an Attorney-in-Fact of BP America and acknowledged, in four (4) multiple originals plus such additional originals as are necessary to allow recording in all appropriate jurisdictions, or such greater number as the Parties agree;

      16.2.3 documents substantially in the form of the Assignment of Record Title Interest, a form of which is attached as Exhibit "J", conveying all of Seller's right, title and interest in the Properties to which Seller holds record title, and documents substantially in the form of Assignment of Operating Rights attached hereto as Exhibit "K", conveying all of Seller's right, title and interest in all other Properties, each executed by an Attorney-in-Fact of Seller and acknowledged in four (4) executed multiple originals plus such additional originals as are required by the MMS or other governmental entity or authority or such greater number as the Parties agree.

      16.2.4 documents substantially in the form of the Assignment of Record Title Interest, a form of which is attached as Exhibit "J", conveying all of BP America's right, title and interest in the Properties to which BP America holds record title, and documents substantially in the form of Assignment of Operating Rights attached hereto as Exhibit "K", conveying all of BP America's right, title and interest in all other Properties, each executed by an Attorney-in-Fact of BP America and acknowledged in four (4) executed multiple originals plus such additional originals as are required by the MMS or other governmental entity or authority or such greater number as the Parties agree.

      16.2.5 with respect to Properties on the U.S. Outer Continental Shelf which Seller operates and in which Seller owns one hundred percent of the Working Interest, designation of operator forms (Form MMS 1123 (July
      2002)), as applicable, executed by an Attorney-in-Fact of Seller, designating Buyer as operator of such Properties;

      16.2.6 four (4) originals of the Certificate executed by an authorized officer or an Attorney-in-Fact of Seller;

      16.2.7 four (4) originals of a Non-Foreign Affidavit executed by an Attorney-in-Fact of Seller, and four (4) originals of a Non-Foreign Affidavit executed by an Attorney-in-Fact of BP America;

      16.2.8 four (4) originals of a Secretary's Certificate or Assistant Secretary's Certificate of Seller, dated as of the Closing Date, certifying (A) as to the incumbency and due authorization of Seller's signatory to this Agreement and Seller's and BP America's signatories to the documents signed at Closing; and (B) that a true and correct copy of the resolutions of Seller's board of directors authorizing this Agreement and the transactions contemplated hereby are attached thereto;

      16.2.9 four (4) originals of the Transition Agreement executed by an Attorney-in-Fact of Seller;

      16.2.10 four (4) originals of each Operating Agreement executed by an Attorney-in-Fact of Seller;

      16.2.11 four (4) originals of each facilities sharing agreement to be entered into pursuant to Section 12.2;

      16.2.12 four (4) originals of a Seismic License in substantially the form of Exhibit "N"; and

      16.2.13 any other instruments and agreements (including ratification or joinder instruments required to transfer Properties from Seller or BP America to Buyer) as are necessary or appropriate to comply with Seller's obligations under this Agreement.

16.3 Buyer's Obligations at Closing. At Closing, Buyer shall deliver to Seller (on behalf of itself and BP America), unless waived by Seller, the following:

      16.3.1 the Closing Payment, less the amount of the Performance Deposit plus Computed Interest thereon from the date of receipt, by wire transfer of immediately available funds to the account(s) designated by Seller in accordance with this Agreement;

      16.3.2 the documents referred to in Articles 16.2.1, 16.2.2, 16.2.3 and 16.2.4, executed by an authorized officer or an Attorney-in-Fact of Buyer and acknowledged;

      16.3.3 the federal and state assignments executed by an authorized officer or an Attorney-in-Fact of Buyer and acknowledged;

      16.3.4 four (4) originals of the Certificate executed by an authorized officer or an Attorney-in-Fact of Buyer;

      16.3.5 four (4) originals of (i) certificates of the appropriate governmental authorities, dated as of a date not earlier than five (5) Business Days prior to the Closing Date, evidencing Buyer's existence and good standing in the States of Texas, Louisiana and Delaware and (ii) certificates of the Secretary or Assistant Secretary of Buyer (and with respect to the Guaranty Agreement, if any, Buyer's Affiliate), dated on the Closing Date, certifying (A) that a true and correct copy of the resolutions of Buyer's board of directors authorizing this Agreement and the transaction contemplated hereby are attached thereto (and with respect to Buyer's Affiliate, if applicable, the resolutions of such Affiliate's board of directors authorizing the Guaranty Agreement) have been duly adopted and are in full force and effect; and (B) as to the incumbency and authorization of Buyer's signatory executing on behalf of Buyer this Agreement and the other documents executed in connection herewith (and Buyer's Affiliate's signatory, if applicable, with respect to the Guaranty Agreement);

      16.3.6 four (4) originals of the Transition Agreement executed by an authorized officer or an Attorney-in-Fact of Buyer;

      16.3.7 four (4) originals of each Operating Agreement executed by an Attorney-in-Fact of Buyer;

      16.3.8 evidence that Buyer is at Closing qualified with the MMS to hold oil and gas leases on the U.S. Outer Continental Shelf, and has posted with the MMS bonds (area-wide, supplemental and/or additional) required by the MMS with respect to the Properties, and provided satisfactory evidence of financial responsibility under the Oil Pollution Act;

      16.3.9 four (4) originals of each facilities sharing agreement to be entered into pursuant to Section 12.2;

      16.3.10 four (4) originals of a Seismic License in substantially the form of Exhibit "N"; and

      16.3.11 any other instruments and agreements (including ratification or joinder instruments required to transfer the Properties from Seller or BP America to Buyer) as necessary or appropriate to comply with Buyer's obligations under this Agreement.

                             ARTICLE 17. TERMINATION

17.1 Grounds for Termination. This Agreement may be terminated (except for the individual provisions specifically referenced in Article 17.2 below) at any time prior to Closing (unless another date is stated below):

      17.1.1 by the Parties' mutual written agreement;

      17.1.2 by either Party, if consummation of the transaction contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any state or federal court or agency enjoining, restraining, prohibiting or awarding substantial damages in connection with (a) the proposed sale of Properties to Buyer hereunder, or (b) consummation of the transaction contemplated by this Agreement;

      17.1.3 by Seller, if Buyer refuses or fails for any reason to deliver to Seller the Performance Deposit in accordance with Article 2.3;

      17.1.4 notwithstanding anything contained in this Agreement to the contrary, by either Seller or Buyer, if Closing has not occurred on or before June 1, 2003 provided the terminating party is not then in breach in any material respect of its obligations under Articles 12, 13 and 16; or

      17.1.5 by either Seller or Buyer pursuant to Article 7.2.

17.2  Effect of Termination. If this Agreement is terminated in accordance with
      Article 17.1, such termination is without liability to either Party, except performance of obligations in this Article 17.2 and Articles 14.2, 17.3, 17.4, 19.1, 19.3, 19.10, 19.11, 19.12, 19.13, 19.14, and 19.15 (all
      of which provisions survive termination of this Agreement), and except as provided in the following sentence. If Closing does not occur, Seller shall refund the Performance Deposit together with Computed Interest to Buyer unless the Closing did not occur because of a failure of Buyer's representations and warranties in this Agreement to be true and correct in all material respects, Buyer's material breach of a material obligation, covenant or condition of this Agreement, Buyer's failure to furnish satisfactory evidence pursuant to Section 15.1.3, or Buyer's failure or refusal to Close that is not permitted by the terms of this Agreement, in any of which events Buyer shall pay to Seller as Seller's exclusive remedy an amount equal to five percent (5%) of the Purchase Price, less the Performance Deposit, which Seller shall be entitled to retain together with any interest earned thereon as liquidated damages and not a penalty.

17.3 Dispute over Right to Terminate. If there is a dispute between the Parties over the termination of or over the right of a Party to terminate this Agreement, Closing shall not occur on the Closing Date, and the Party that disputes the right of the other Party to terminate is entitled, within thirty (30) Days after the date on which notice of termination was provided by either Party to the other, to initiate litigation to resolve the dispute, unless the Parties mutually agree in writing to extend such time. If the Party that disputes the other Party's right to terminate this Agreement does not initiate litigation within the thirty (30) Day period (as extended in writing, if applicable), this Agreement shall be deemed properly terminated as of the original date of termination (without prejudice to Seller's right to receive liquidated damages, including retention of the Performance Deposit together with any interest earned thereon, pursuant to Article 17.2), AND THE PARTY THAT DISPUTES OR HAS A RIGHT TO DISPUTE TERMINATION OF THIS AGREEMENT, ON BEHALF OF ITSELF, ITS AFFILIATES, AND THE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS OF ITSELF AND ITS AFFILIATES, IRREVOCABLY WAIVES ANY AND ALL CLAIMS IT AND THEY MAY HAVE AGAINST THE TERMINATING PARTY FOR TERMINATION OF THIS AGREEMENT. In the event that there is a dispute between the Parties with regard to the termination of or the right to terminate this Agreement and litigation is initiated, Buyer may elect to place into an escrow account an amount equal to five percent (5%) of the Purchase Price, less the Performance Deposit, pending the resolution of the litigation. If Buyer so elects, Seller shall place into an escrow account an amount equal to the Performance Deposit.

17.4 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement remain in full force and effect, provided that if and when Closing occurs and effective on the Closing Date, the Confidentiality Agreement shall terminate to the extent (and only to the extent) it applies to the Properties conveyed at Closing. The foregoing notwithstanding, after Closing: (a) Seller shall continue to comply with all current Third Party confidentiality agreements, as applicable, with respect to the Records, (b) Seller shall treat the geological, geophysical and engineering Records in accordance with the same standards of conduct by which Seller treats its own geological, geophysical and engineering records, provided that nothing in (b) above shall be construed as prohibiting Seller from disclosing the Records or information contained therein (i) to an Affiliate, (ii) to a governmental agency or other entity when required by Law or to the extent such data and information is required to be furnished in compliance with any applicable Laws, or pursuant to any legal proceedings or because of any order of any court binding upon Seller or Seller's Affiliate, (iii) to prospective or actual contractors, consultants and attorneys employed by Seller where disclosure of such data or information is essential to such contractor's, consultant's or attorney's work, (iv) to co-owners or joint venturers and bona fide prospective transferees of Seller's ownership interest in properties to which the information relates, (v) to a bank or other financial institution in order to arrange for financing, (vi) to the extent that it must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over Seller or an Affiliate of Seller, and (vii) to the extent it, through no fault of Seller, becomes a part of the public domain, provided that, in the cases of (i), (iii), (iv) and (v) above, the person to whom such Records or information is disclosed shall maintain the confidentiality thereof in accordance with Article 17.4.


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
                             ARTICLE 18. ARBITRATION

18.1 Arbitration. Arbitrable Disputes must be resolved through use of binding arbitration using three (3) arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as in effect on January 11, 2003, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and the Commercial Arbitration Rules or the Federal Arbitration Act, this Article shall control. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration, if initiated, must be initiated by a Party ("CLAIMANT") serving written notice on the other Party ("RESPONDENT") that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant's notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) Days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty (30) Day period, the administrator of the Houston office of the AAA shall provide the Parties with a list of potential arbitrators from the National Panel of Commercial Arbitrators maintained by the AAA (subject to the qualification requirements of this Article 18) and an arbitrator for Respondent's account shall be determined in accordance with the procedures set forth in Section R-13.b of the Commercial Arbitration Rules of the AAA. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) Days after the second arbitrator has been appointed. If the Party-appointed arbitrators cannot reach agreement upon the third arbitrator within the thirty (30) Day period, the third arbitrator shall be selected in accordance with the procedures set forth in Section R-15.c of the Commercial Arbitration Rules of AAA, provided that, all potential arbitrators shall meet the qualification requirements of this Article 18. With respect to arbitrators selected using the procedures set out in R-13.b or R-15.c, if any, the AAA shall submit lists to the Parties until an arbitrator is selected and shall not have the power to make an appointment other than through the exchange of lists. The Parties each shall pay one-half of the compensation and expenses of the arbitrators. All arbitrators must (a) be neutral persons who have never been officers, directors, employees, or consultants or had other business relationships with the Parties or any of their Affiliates, officers, directors or employees, and (b) have not less than seven (7) years recent experience in the U.S. oil and gas industry relevant to the matters in dispute. The hearing will be conducted in Houston, Texas, and commence as soon as practicable after the selection of the third arbitrator. The Parties and the arbitrators should proceed diligently and in good faith so that the award can be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. The arbitrators shall have no right or authority to grant or award indirect, consequential, punitive or exemplary damages of any kind.

                            ARTICLE 19. MISCELLANEOUS

19.1 Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by (a) certified or registered U.S. mail, return receipt requested, with all postage and other charges fully prepaid, (b) hand or courier delivery, or (c) facsimile transmission. Date of service by mail and delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine generated confirmation of transmission); provided, however, if such date received is not a Business Day, then date of receipt will be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change, and the change will be effective thirty (30) Days after such notification is received by the other Party.

            To Seller:

            BP Exploration & Production Inc.
            501 WestLake Park Boulevard
            Houston, Texas 77079
            Facsimile:
            281-388-7583
            Attention: Assistant General Counsel, Legal Group

            To Buyer:

            Apache Corporation
            2000 Post Oak Blvd, Suite 100
            Houston, Texas 77056
            Telephone: 713-296-6569
            Facsimile: 713-296-6569
            Attention: Lisa A. Stewart
            Executive Vice President - Business Development and E&P Services

19.2 Costs and Post-Closing Consents. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for recording and filing documents associated with assignment of the Properties to it and for all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local authorities as required by Law and in all adjoining counties or parishes onshore of the Properties. As soon as practicable after recording or filing, Buyer shall furnish Seller all recording data and evidence of all required filings. Buyer shall be responsible for obtaining all consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as expressly provided otherwise in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transaction contemplated by this Agreement shall be paid in full by the Party that incurred such fees, costs and expenses.

19.3 Brokers, Agents and Finders. Seller has not retained any brokers, agents or finders in this matter for which Buyer shall have any liability. SELLER RELEASES BUYER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND BUYER AND HOLD IT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, COMMISSIONS, FINDERS' FEES OR OTHER REMUNERATION DUE TO ANY AGENT, BROKER OR FINDER CLAIMING BY, THROUGH OR UNDER SELLER. Buyer represents to Seller that it has not retained any agent or broker for Buyer associated with the proposed transaction for which Seller shall have any liability, and no undisclosed Person has a right to act on Buyer's behalf with regard to the proposed transaction. BUYER RELEASES SELLER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND SELLER AND HOLD IT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, COMMISSIONS, FINDERS' FEES OR OTHER REMUNERATION DUE TO ANY AGENT, BROKER OR FINDER CLAIMING BY, THROUGH OR UNDER BUYER.

19.4 Records. At Closing, and through the Transition Period, Seller shall grant Buyer reasonable access to the Records and shall, to the extent reasonably possible, grant Buyer access during normal business hours, to copy the Records at Buyer's expense. As soon as practicable, but in no event later than sixty (60) Days after the end of the Transition Period (except as provided below), Seller shall furnish Buyer Records that are maintained by Seller; provided, however, Seller may retain (a) copies of any or all Records, (b) originals of any Records associated with litigation or other proceedings pending or threatened by or against Seller or Seller Group,
      (c) originals of tax records, (d) originals of any Records in connection with the Final Accounting Settlement until payments made thereunder have been agreed and paid in full, (e) originals of any Records required in connection with any Transition Period activities, and (f) originals of any Records associated with any properties not conveyed to Buyer pursuant to this Agreement. To the extent Records to be transferred hereunder are not needed by Seller during the Transition Period, Seller shall to the extent practicable deliver such Records prior to the end of the Transition Period as requested by Buyer. If Seller retains originals of Records, other than Records described in clause (e) which will be delivered after the Transition Period, or Records described in clause (f), Seller shall furnish copies thereof to Buyer at Seller's expense (provided that the cost of supplying and copying any seismic Records shall be borne one-half by Buyer and one-half by Seller). Buyer shall maintain the Records received from Seller for ten (10) years after the Closing Date and afford Seller full access to the Records and a right to copy the Records at Seller's expense as reasonably requested by Seller. If Buyer desires to destroy the Records within such ten (10) year period, it shall notify Seller prior to such destruction, and provide Seller an opportunity to take possession of them at Seller's expense. In addition, Buyer shall afford Seller full access to records and data produced after the Closing Date and reasonably requested by Seller in connection with any claim by Buyer for indemnity or breach of representation and warranty under this Agreement (excluding, however, attorney work product and attorney-client communications entitled to legal privilege), and a right to copy such records and data at Seller's expense.

      Seller shall afford Buyer full access to records and data produced after the Closing Date and reasonably requested by Buyer in connection with any claim by Seller for indemnity or breach of representation and warranty under this Agreement (excluding, however, attorney work product and attorney-client communications entitled to legal privilege), and a right to copy such records and data at Buyer's expense.

      Disclosure or transfer of the Records to Buyer pursuant to this Agreement is not intended to waive legal privilege for any privileged documents that may be included among the Records. Should Seller determine after the disclosure or transfer of any Records that such Records are entitled to legal privilege, including attorney work product and


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      attorney-client communications, and should Seller notify Buyer to that effect, Buyer agrees to use all reasonable efforts to preserve the privilege to which such materials are or may be entitled, including segregation and/or return of such materials, execution of a joint defense agreement, or any other reasonable arrangement, and shall cooperate with and provide reasonable assistance to Seller in Seller's efforts to preserve such privilege.

19.5 Further Assurances. After Closing and on an on-going basis: (a) Buyer shall execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Seller reasonably requests to more effectively put Seller in possession of any property that was not intended by the Parties to have been conveyed or was conveyed in error (including reassignment from Buyer to Seller of any Properties that were conveyed in violation of valid preferential purchase rights or consents to assignment), or to implement Buyer's assumption of obligations pursuant to Article 12.3; and (b) Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Buyer reasonably requests to more effectively put Buyer in possession of the Properties conveyed or to have been conveyed in accordance with the terms of this Agreement. In particular, Seller and Buyer agree to execute and deliver such instruments and take such other actions as may be necessary and advisable to: (i) make all filings, registrations, and recordings which must be made with respect to the Properties in the records of the MMS in order that the records maintained by the MMS shall accurately reflect the transfer of the Properties from Seller to Buyer, (ii) enable Seller to promptly take all reasonable actions within Seller's control to allow Buyer to be designated as operator with respect to the Properties, of which Seller is the sole owner and to recommend that Buyer be designated as operator with respect to the other Properties of which Seller is currently operator; and (iii) obtain prompt and unconditional MMS approvals of transfer of the Properties. To the extent the MMS requires, Buyer agrees to promptly take any and all action necessary to post with the MMS any supplemental bonds and provide any and all documentation that the MMS requires, to evidence Buyer's financial responsibility under applicable federal regulations and MMS policies.

19.6 Survival of Certain Obligations. Representations and warranties in Article 10 of this Agreement terminate one (1) year after the Closing Date; and thereafter no action can be commenced either in court or disputes brought to arbitration based on breach of those representations and warranties, without prejudice to the right to recovery in connection with actions or disputes commenced in the appropriate forum prior to the end of the one-year period. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases and obligations of indemnity and defense contained in this Agreement survive the Closing indefinitely.

19.7 Amendments and Severability. No amendments, waivers or other modifications of terms of this Agreement shall be effective or binding on the Parties unless they are written and signed by both Parties. Invalidity of any provisions in this Agreement shall not affect the validity of this Agreement as a whole, and in case of such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.


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
19.8 Successors and Assigns. Except as provided otherwise in this Agreement, this Agreement may not be assigned, either in whole or in part, without the express prior written consent of the non-assigning Party, except that Seller may assign its rights and obligations hereunder to any one or more of Seller's Affiliates without Buyer's consent, and may freely assign its rights to proceeds hereunder. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

19.9 Headings. Titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in interpretation or construction of this Agreement.

19.10 Governing Law. THIS AGREEMENT (INCLUDING ADMINISTRATION OF BINDING ARBITRATION PURSUANT TO ARTICLE 18) IS GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES THAT WOULD DIRECT APPLICATION OF LAWS OF ANOTHER JURISDICTION. ANY ACTION PERMITTED BY THIS AGREEMENT TO BE COMMENCED IN COURT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN FEDERAL OR STATE COURT LOCATED IN HARRIS COUNTY, TEXAS, AND EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE THERETO.

19.11 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and neither Party is authorized to act as an agent or principal for the other Party with respect to any matter related hereto.

19.12 Public Announcements. Seller (on behalf of Seller Group) and Buyer (on behalf of Buyer Group) agree not to issue any public statement or press release concerning this Agreement or the transaction contemplated by it (including price or other terms) without prior notice to and consultation with the other Party.

19.13 No Third Party Beneficiaries. Nothing contained in this Agreement entitles anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever, except with respect to waivers and indemnities that expressly provide for waivers or indemnification of Buyer Group or Seller Group, in which case members of such groups are considered third party beneficiaries for the sole purposes of those waiver and indemnity provisions.

19.14 Waiver of Consumer Rights AS PARTIAL CONSIDERATION FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY CAN AND DOES HEREBY WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT,
      ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR OF ANY OTHER STATE THAT MAY BE APPLICABLE TO THIS TRANSACTION, THAT MAY BE WAIVED BY SUCH PARTY. IT IS NOT THE INTENT OF EITHER PARTY TO WAIVE AND NEITHER PARTY DOES WAIVE ANY LAW OR PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.


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
19.15 Redhibition Waiver. BUYER: (I) WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; (II) ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND (III) ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER, HAS BEEN EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE PROPERTIES.

19.16 UTPCPL Waiver. TO THE EXTENT APPLICABLE TO THE PROPERTIES OR ANY PORTION THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R.S. 51:1402, ET SEQ.). BUYER WARRANTS AND REPRESENTS THAT IT: (I) IS EXPERIENCED AND KNOWLEDGEABLE WITH RESPECT TO THE OIL AND GAS INDUSTRY GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY; (II) POSSESSES AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTIONS HEREIN CONTEMPLATED; AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

19.17 Not to be Construed Against Drafter. EACH PARTY HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION OF THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE. BASED ON THE FOREGOING, THE RULE OF CONSTRUCTION, IF ANY, THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER SHALL NOT APPLY TO INTERPRETATION OR CONSTRUCTION OF THIS AGREEMENT.

19.18 Indemnities and Conspicuousness of Provisions. THE RELEASE, DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND COSTS (INCLUDING ATTORNEYS' FEES AND COSTS OF LITIGATION) IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT. THE PARTIES AGREE THAT PROVISIONS OF THIS AGREEMENT IN "BOLD" TYPE SATISFY ANY REQUIREMENT OF THE "EXPRESS NEGLIGENCE RULE" AND OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

19.19 Possible Exchange. Each Party reserves the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If either Party elects to so structure this transaction, the Parties shall execute all documents reasonably necessary for such Party to effectuate the non-simultaneous like-kind exchange.

19.20 Recordation. The Assignment and Bill of Sale in the form attached as Exhibits "D-1" and "D-2" is intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Assignment and Bill of Sale and also are described and covered by Assignments of Record Title Interest and Assignments of Operating Rights, and other separate


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
      assignments made by Seller to Buyer on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. THE INTERESTS CONVEYED BY SUCH SEPARATE ASSIGNMENTS ARE THE SAME, AND NOT IN ADDITION TO, THE INTERESTS CONVEYED IN THE ASSIGNMENT AND BILL OF SALE. Further, such assignments shall be deemed to contain the special limited title warranty of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein as fully and only to the extent as though they were set forth in each such separate assignment.

19.21 Execution in Counterparts. This Agreement may be executed in counterparts, that when taken together constitute one valid and binding agreement.

19.22 Entire Agreement. This Agreement and the Confidentiality Agreement supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties or their Affiliates relating to the terms of purchase and sale of the Properties and constitute the entire understanding and agreement between the Parties with respect to the sale, assignment and conveyance of the Properties and other transactions contemplated by this Agreement.


The Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first set forth above.


SELLER                                    BUYER

BP EXPLORATION & PRODUCTION INC.          APACHE CORPORATION



By:    /s/ J. KENT WELLS                      By: /s/ G. STEVEN FARRIS
       -------------------------                  ----------------------------
Name:  J. Kent Wells                      Name:   G. Steven Farris

Title: Attorney-in-Fact                   Title:  President, Chief
                                                  Executive Officer and
                                                  Chief Operating Officer


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